                                                                     EXHIBIT 2.1
================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             MICROFIELD GROUP, INC.

                                       AND

                               CPS ACQUISITION CO.

                                       AND

                           CHRISTENSON ELECTRIC, INC.

                                       AND

                                   CEAC, INC.

                            DATED AS OF JULY 20, 2005

================================================================================

                                TABLE OF CONTENTS

ARTICLE 1      DEFINITIONS.........................................................        1
ARTICLE 2      THE MERGER..........................................................        5
   2.1      THE MERGER.............................................................        5
   2.2      EFFECTIVE TIME.........................................................        5
   2.3      ARTICLES OF INCORPORATION OF SURVIVING CORPORATION.....................        5
   2.4      BYLAWS OF SURVIVING CORPORATION........................................        5
   2.5      DIRECTORS AND OFFICERS OF SURVIVING CORPORATION........................        5
   2.6      CONVERSION OF CPS STOCK................................................        6
   2.7      INDEMNIFICATION ESCROW.................................................        6
   2.8      PROCEDURE FOR PAYMENT..................................................        6
   2.9      UNREGISTERED SHARES....................................................        7
   2.10     STOCK CERTIFICATE LEGENDS..............................................        7
   2.11     APPOINTMENT OF REPRESENTATIVE..........................................        7
   2.12     REGISTRATION RIGHTS....................................................        7
   2.13     DISTRIBUTION OF SHARES.................................................        8
ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF CPS AND CPS SHAREHOLDER...........        8
   3.1      ORGANIZATION...........................................................        8
   3.2      CAPITALIZATION.........................................................        8
   3.3      SUBSIDIARIES...........................................................        8
   3.4      AUTHORIZATION; BINDING AGREEMENT.......................................        8
   3.5      GOVERNMENTAL APPROVALS.................................................        9
   3.6      NO VIOLATIONS..........................................................        9
   3.7      CPS FINANCIAL STATEMENTS...............................................        9
   3.8      ABSENCE OF CERTAIN CHANGES OR EVENTS...................................        9
   3.9      NO UNDISCLOSED LIABILITIES.............................................       10
   3.10     COMPLIANCE WITH LAWS...................................................       10
   3.11     PERMITS................................................................       10
   3.12     LITIGATION.............................................................       10
   3.13     CONTRACTS..............................................................       10
   3.14     EMPLOYEE BENEFIT PLANS.................................................       11
   3.15     TAXES AND TAX RETURNS..................................................       13
   3.16     INTELLECTUAL PROPERTY..................................................       14
   3.17     EMPLOYEE AND LABOR MATTERS.............................................       15
   3.18     LIMITATION ON BUSINESS CONDUCT.........................................       15
   3.19     TITLE TO PROPERTY......................................................       15
   3.20     OWNED AND LEASED PREMISES..............................................       16
   3.21     ENVIRONMENTAL MATTERS..................................................       16
   3.22     INSURANCE..............................................................       17
   3.23     PRODUCT LIABILITY AND RECALLS..........................................       17
   3.24     CUSTOMERS..............................................................       17
   3.25     INTERESTED PARTY TRANSACTIONS..........................................       18
   3.26     FULL DISCLOSURE........................................................       18
ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF MICROFIELD AND MERGER SUB.........       18
   4.1      ORGANIZATION AND GOOD STANDING.........................................       18

1 - TABLE OF CONTENTS

   4.2      CAPITALIZATION.........................................................       18
   4.3      SUBSIDIARIES...........................................................       18
   4.4      AUTHORIZATION; BINDING AGREEMENT.......................................       18
   4.5      GOVERNMENTAL APPROVALS.................................................       19
   4.6      NO VIOLATIONS..........................................................       19
   4.7      LITIGATION.............................................................       19
   4.8      SEC REPORTS AND FINANCIAL STATEMENTS...................................       19
   4.9      NO UNDISCLOSED LIABILITIES.............................................       20
   4.10     TAXES AND TAX RETURNS..................................................       20
   4.11     COMPLIANCE WITH LAWS...................................................       20
   4.12     FULL DISCLOSURE........................................................       20
   4.13     NO PRIOR ACTIVITIES....................................................       21
ARTICLE 5      ADDITIONAL COVENANTS OF CPS.........................................       21
   5.1      CONDUCT OF BUSINESS OF CPS.............................................       21
   5.2      NOTIFICATION OF CERTAIN MATTERS........................................       22
   5.3      ACCESS AND INFORMATION.................................................       23
   5.4      SHAREHOLDER APPROVAL...................................................       23
   5.5      REASONABLE BEST EFFORTS................................................       23
   5.6      PUBLIC ANNOUNCEMENTS...................................................       23
   5.7      COMPLIANCE.............................................................       23
   5.8      CPS SHAREHOLDER APPROVAL...............................................       23
ARTICLE 6      ADDITIONAL COVENANTS OF MICROFIELD AND MERGER SUB...................       24
   6.1      CONDUCT OF BUSINESS OF MICROFIELD......................................       24
   6.2      NOTIFICATION OF CERTAIN MATTERS........................................       26
   6.3      ACCESS AND INFORMATION.................................................       26
   6.4      REASONABLE BEST EFFORTS................................................       26
   6.5      PUBLIC ANNOUNCEMENTS...................................................       27
   6.6      COMPLIANCE.............................................................       27
ARTICLE 7      SURVIVAL; INDEMNIFICATION...........................................       27
   7.1      SURVIVAL...............................................................       27
   7.2      INDEMNIFICATION BY THE CPS SHAREHOLDER.................................       27
   7.3      INDEMNIFICATION BY MICROFIELD..........................................       27
   7.4      LIMITS ON INDEMNIFICATION..............................................       28
   7.5      INDEMNIFICATION PROCEDURE..............................................       29
   7.6      PAYMENT WITH MICROFIELD COMMON STOCK...................................       30
ARTICLE 8      CONDITIONS PRECEDENT................................................       31
   8.1      MERGER CONDITIONS......................................................       31
   8.2      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MICROFIELD AND MERGER SUB...       31
   8.3      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CPS.........................       32
ARTICLE 9      TERMINATION AND ABANDONMENT.........................................       33
   9.1      TERMINATION............................................................       33
   9.2      EFFECT OF TERMINATION AND ABANDONMENT..................................       34
ARTICLE 10        MISCELLANEOUS....................................................       34
   10.1     CONFIDENTIALITY........................................................       34
   10.2     AMENDMENT AND MODIFICATION.............................................       35
   10.3     WAIVER OF COMPLIANCE; CONSENTS.........................................       35

2 - TABLE OF CONTENTS

   10.4     SURVIVAL...............................................................       35
   10.5     NOTICES................................................................       35
   10.6     BINDING EFFECT; ASSIGNMENT.............................................       36
   10.7     FEES AND EXPENSES......................................................       36
   10.8     GOVERNING LAW..........................................................       36
   10.9     COUNTERPARTS...........................................................       36
   10.10       INTERPRETATION......................................................       36
   10.11       ENTIRE AGREEMENT....................................................       37
   10.12       SEVERABILITY........................................................       37
   10.13       SPECIFIC PERFORMANCE................................................       37
   10.14       THIRD PARTIES.......................................................       37
   10.15       DISCLOSURE SCHEDULES................................................       37

3 - TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER is made as of July 20, 2005 by and among MICROFIELD GROUP, INC., an Oregon corporation, CPS ACQUISITION CO., an Oregon corporation, CHRISTENSON ELECTRIC, INC., an Oregon corporation, and CEAC, INC., an Oregon corporation.

                                    RECITALS

      A. The respective boards of directors of Microfield, Merger Sub and CPS have: (a) determined that the Merger of Merger Sub with and into CPS pursuant and subject to all of the terms and conditions of this Agreement is advisable, fair and in the best interests of Microfield, CPS and Merger Sub and their respective shareholders; and (b) approved the Merger, this Agreement and the transactions contemplated by this Agreement.

      B. The board of directors of Microfield has authorized the issuance of Microfield Common Stock pursuant to this Agreement.

      C. Microfield, CPS and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

      D. The parties intend that the structure of the Merger described in this Agreement be a tax-free reorganization within the meaning of Section 368(a) of the Code.

      NOW, THEREFORE, in consideration of the covenants, conditions and agreements set forth herein and for other good and valuable consideration, the sufficiency of which are acknowledged, the parties agree as follows:

      ARTICLE 1 DEFINITIONS

      When used in this Agreement, the following terms shall have the meanings specified:

      "AGREEMENT" means this Agreement and Plan of Merger, together with the attached Exhibits and Disclosure Schedules, as the same may be amended from time to time in accordance with the terms hereof.

      "ARTICLES OF MERGER" means Articles of Merger in a form approved for filing in accordance with the OBCA.

      "CLOSING" means the conference to be held at 10:00 a.m. on the Closing Date at the offices of Microfield, or such other time and place as the parties may mutually agree to in writing.

      "CLOSING DATE" means July 20, 2005, or such other date as the parties may mutually agree in writing.

Page 1 of 45 - AGREEMENT AND PLAN OF MERGER
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      "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as the same may be in effect from time to time.

      "CPS" means Christenson Electric, Inc., an Oregon corporation.

      "CPS SHAREHOLDER" means the sole shareholder of CPS immediately prior to the Effective Time, namely CEAC, Inc., an Oregon corporation.

      "CPS STOCK" means shares of common stock, without par value, of CPS.

      "DISCLOSURE SCHEDULES" means the Disclosure Schedules attached to this Agreement.

      "EFFECTIVE TIME" means the date and time when the Merger becomes effective pursuant to the OBCA.

      "ENFORCEABILITY EXCEPTIONS" means the limits with respect to the enforceability of any agreement imposed by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

      "ESCROW AGENT" means the escrow agent appointed in the Indemnification Escrow Agreement.

      "ESCROWED SHARES" means the Microfield Common Stock placed in the Indemnification Escrow pursuant to Section 2.7.

      "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof or any entity, authority or body exercising executive, legislative, judicial or regulatory functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization.

      "INDEMNIFICATION ESCROW" means the Escrow Account opened for the purpose of holding the Microfield Common Stock held back pursuant to Section 2.7.

      "KNOWLEDGE" with respect to a party, means the actual current knowledge of the existence or nonexistence of a fact or matter, after reasonable inquiry, by the executive officers or directors of Microfield or CPS, as applicable, taking into consideration the type of knowledge that the person would know by virtue of such person's position.

      "LAW" means any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder by any regulatory agencies.

      "LIEN" means (a) any mortgage, pledge, lien, covenant, lease, security interest or encumbrance of any kind and (b) with respect to any asset, the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

Page 2 of 45 - AGREEMENT AND PLAN OF MERGER
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      "MATERIAL ADVERSE CHANGE" means any materially adverse change in the financial condition, properties, business or results of operations of a party that exceeds the sum of $50,000 or more, whether taken separately or together in the aggregate with other similar events, other than changes arising out of general economic conditions unrelated to the business in which the party is engaged.

      "MATERIAL ADVERSE EFFECT" means any event, condition or fact that is, or reasonably may be expected to be, materially adverse to the financial condition, properties, business, results of operations or prospects of a party that exceeds the sum of $50,000 or more, whether taken separately or together in the aggregate with other similar events, other than events, conditions or facts arising out of general economic conditions unrelated to the business in which the party is engaged.

      "MATERIAL CONTRACTS" means any agreement or contract to which a party, or by which its properties or assets, is bound, which reasonably could result in a Material Adverse Change or have a Material Adverse Effect, including, but not limited, to: (a) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, guaranties, standby letters of credit, equipment leases or lease purchase agreements, each in an amount exceeding $50,000; or (b) all contracts, agreements, commitments or other understandings or arrangements, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving individual payments or receipts by the party of less than $50,000 over the term of such contract, agreement, commitment or other understanding or arrangement.

      "MERGER" means the merger of Merger Sub with and into CPS pursuant to this Agreement and the OBCA.

      "MERGER CONSIDERATION" means the aggregate number of shares of Microfield Common Stock issuable to the CPS Shareholders pursuant to Section 2.6, subject to any rounding for fractional shares pursuant to Section 2.8(b).

      "MERGER SUB" means CPS Acquisition Co., an Oregon corporation and a wholly owned Subsidiary of Microfield.

      "MICROFIELD" means Microfield Group, Inc., an Oregon corporation.

      "MICROFIELD COMMON STOCK" means shares of common stock, no par value, of Microfield.

      "MICROFIELD STOCK VALUE" means the average bid price as reported on the OTCBB or NASDAQ or other exchange upon which Microfield Common Stock is trading for the thirty (30) days immediately prior to and including the last trading day prior to the applicable date for which the value is determined.

      "OBCA" means the Oregon Business Corporation Act, as the same shall be in effect from time to time.

Page 3 of 45 - AGREEMENT AND PLAN OF MERGER

      "PERMITS" means all permits, licenses, approvals, qualifications, governmental authorizations, registrations and franchises that CPS has or holds, all of which are listed and briefly described in the Disclosure Schedules.

      "PERSON" means a natural person, corporation, trust, partnership, limited liability company, governmental entity, agency or branch or department thereof, or any other legal entity.

      "REPRESENTATIVE" means Robert J. Jesenik, or his successor as appointed by the board of directors of CEAC, Inc. or its successor, who shall act as representative of the CPS Shareholder under the Agreement.

      "SUBSIDIARY" means any entity (a) at least a majority of the outstanding capital stock or ownership interest of which shall at the time be owned by Microfield or CPS, as applicable, directly or through one (1) or more entities that are themselves Subsidiaries or (b) with respect to which Microfield or CPS, as applicable, may elect a majority of the board of directors or similar governing body.

      "SURVIVING CORPORATION" means CPS, which shall survive the Merger of Merger Sub with and into CPS.

      OTHER TERMS. The following terms shall have the meanings specified in the following noted sections of this Agreement:

TERM                                                     SECTION
----                                                     -------
Balance Sheet                                            3.9
Consent                                                  3.5
Conversion Ratio                                         2.6
Damages                                                  7.2
Employee Plans                                           3.14(a)
Environmental Claim                                      3.21(e)(i)
Environmental Laws                                       3.21(e)(ii)
ERISA                                                    3.14(a)
ERISA Affiliate                                          3.14(a)
Indemnification Escrow Agreement                         2.7
Intellectual Property Rights                             3.16(b)
IRS                                                      3.14(b)
ISO                                                      3.14(c)
Litigation                                               3.12
Material of Environmental Concern                        3.21(e)(iii)
Microfield Financial Statements                          4.9
Microfield Indemnified Persons                           7.2
Microfield SEC Reports                                   4.8
Preferred Shares                                         4.2
Related Documents                                        7.1
Rule 144                                                 2.9
Securities Act                                           2.9

Page 4 of 45 - AGREEMENT AND PLAN OF MERGER

Tax                                                      3.15(b)
Tax Returns                                              3.15(b)
Third Party Claims                                       7.5(a)(i)
CPS Balance Sheet                                        3.9
CPS Financial Statements                                 3.7
CPS Indemnified Persons                                  7.3

   ARTICLE 2 THE MERGER

      2.1 THE MERGER. At the Effective Time and upon and subject to the terms and conditions of this Agreement, Merger Sub will be merged with and into CPS. CPS shall be the Surviving Corporation in the Merger and shall continue to be governed by the Laws of the State of Oregon, and the separate existence of Merger Sub shall cease. The Merger shall be pursuant to the provisions of, and shall be with the effects provided in, the OBCA.

      2.2 EFFECTIVE TIME. Subject to the terms and conditions of this Agreement, on the Closing Date, Merger Sub and CPS will cause the Articles of Merger to be executed, delivered and filed as provided in the OBCA. The Merger shall become effective at the time of the filing of the Articles of Merger with the Oregon Secretary of State, Corporation Division, or at such later time as Microfield and CPS may agree and as may be set forth in the Articles of Merger.

      2.3 ARTICLES OF INCORPORATION OF SURVIVING CORPORATION. The Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with the OBCA.

      2.4 BYLAWS OF SURVIVING CORPORATION. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with the OBCA.

      2.5 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The board of directors of the Surviving Corporation shall initially consist of five (5) director positions. The following directors are hereby elected and shall serve as the directors of the Surviving Corporation to hold office as provided in the
Bylaws:

            William C. McCormick
            Robert J. Jesenik
            Steven M. Wright
            A. Mark Walter
            Michael Stansell

      The following officers shall be the officers of the Surviving Corporation, to hold office as provided in the Bylaws:

            A. Mark Walter             President
            Larry L. Sevy              Chief Operating Officer -- Power Services
            Michael Stansell           Secretary

Page 5 of 45 - AGREEMENT AND PLAN OF MERGER
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      2.6 CONVERSION OF CPS STOCK. At the Effective Time, by virtue of the
Merger and without any action on the part of Merger Sub, CPS or Microfield, the CPS Shareholder of record immediately prior to the Effective Time shall be entitled to receive a total of 2,000,000 shares of Microfield Common Stock in exchange for all of the CPS Stock outstanding. The CPS Shareholder will receive the following shares of Microfield Common Stock:

                         CPS STOCK           TOTAL CONVERTED        ESCROWED
CPS SHAREHOLDER            OWNED                 SHARES              SHARES
---------------            -----                 ------              ------
CEAC, INC.                  100                 2,000,000          2,000,000

      The Escrowed Shares will be placed in the Indemnification Escrow as provided for in Section 2.7.

      2.7 INDEMNIFICATION ESCROW. At the Effective Time, the CPS Shareholder, Microfield and the Escrow Agent shall enter into an Indemnification Escrow Agreement in the form attached as Exhibit A ("INDEMNIFICATION ESCROW AGREEMENT"). The Indemnification Escrow Agreement will require that simultaneously with the Effective Time the CPS Shareholder will place 2,000,000 shares of Microfield Common Stock into an escrow account for the purposes of satisfying claims arising under this Agreement. The Indemnification Escrow Agreement shall also provide the manner and method upon which claims will be satisfied by the Microfield Common Stock placed in escrow.

      2.8 PROCEDURE FOR PAYMENT.

            (a) SURRENDER OF STOCK. From and after the Effective Time, the CPS Shareholder of record immediately prior to the Effective Time, upon surrender to Microfield or its agent designated for such purpose of any letters of transmittal or other documents as may be reasonably requested by Microfield or its agent, shall be entitled to receive one or more certificates representing the number of shares of Microfield Common Stock into which such CPS Stock shall have been converted pursuant to the provisions of Section 2.6; provided, however, that a certificate representing the escrowed shares described in
Section 2.7 shall be delivered to the escrow agent and held pursuant to the Indemnification Escrow Agreement.

            (b) NO FRACTIONAL SHARES. No certificates or scrip evidencing fractional shares of Microfield Common Stock shall be issued in the Merger, and such fractional share interests will not entitle the owner thereof to any rights as a shareholder of Microfield. Merger Consideration to be paid to the CPS Shareholder will be rounded to the nearest whole share.

            (c) NO FURTHER RIGHTS IN CPS STOCK. All shares of Microfield Common Stock issued upon conversion of the CPS Stock in accordance with the terms of this Agreement shall be deemed to have been issued (and paid) in full satisfaction of all rights of the CPS Shareholder pertaining to the CPS Stock. Following the Effective Time, the CPS Shareholder shall cease to have any rights with respect to such CPS Stock except as otherwise provided in this Agreement or by law.

Page 6 of 45 - AGREEMENT AND PLAN OF MERGER

      2.9 UNREGISTERED SHARES. The CPS Shareholder has been informed by Microfield that the Microfield Common Stock conveyed hereunder as Merger Consideration has not been registered under the Securities Act of 1933 (the "SECURITIES ACT") and that such Microfield Common Stock must be held for the time required by Rule 144 promulgated under the Securities Act ("RULE 144"), unless (a) the sale of the Microfield Common Stock has been registered under the Securities Act, (b) a sale of the Microfield Common Stock is made in conformity with the provisions of Rule 144, or (c) in the opinion of counsel for the CPS Shareholder, which opinion is reasonably acceptable to Microfield, some other exemption from registration is available with respect to any such sale, transfer or other disposition of such Microfield Common Stock.

      2.10 STOCK CERTIFICATE LEGENDS. The CPS Shareholder acknowledges and understands that stock transfer instructions will be given to Microfield's transfer agent with respect to the Merger Consideration and that there will be placed on the certificates for such shares, or any substitution therefor, the following legend:

            "The securities evidenced by this certificate have not been registered under the Securities Act of 1933 (the "Act") or any applicable state law, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (a) there is an effective registration statement under such Act and applicable state securities laws covering any such transaction involving these securities or (b) the Company receives an opinion of legal counsel for the holder of these securities (concurred in by legal counsel for the Company) to the effect that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration."

      2.11 APPOINTMENT OF REPRESENTATIVE. The Representative is hereby appointed as representative of the CPS Shareholder for purposes of this Agreement. The CPS Shareholder's approval of this Agreement shall include confirmation of the authority of the Representative.

      2.12 REGISTRATION RIGHTS. The CPS Shareholder will receive the following registration rights as set forth more specifically in the Registration Rights Agreement attached hereto as Exhibit B:

            (a) For a period of five (5) years following the Closing Date, unlimited piggyback registration rights for all shares owned by the CPS Shareholder;

            (b) If during the two (2) years following the Closing Date, piggyback registration rights become available to the CPS Shareholder, but the CPS Shareholder is unable to register fifty percent (50%) or more of the CPS Shareholder's Microfield Common Stock that such shareholder then elects to register at the date the piggyback registration rights become available, in spite of the CPS Shareholder's election to register the shares through the piggyback rights registration, then, subject to the other conditions of this
Section 2.12, the CPS Shareholder will have two (2) demand registration rights as to those shares remaining unregistered contrary to the CPS Shareholder's election on the date the piggyback registration rights become effective. Such Demand Registration Rights shall be available beginning two (2) years after the Closing

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

Date and ending five (5) years after the Closing Date. Such demand registration rights shall apply only to stock not registered contrary to the election of the CPS Shareholder to exercise its piggyback registration rights and may be exercised if the registration is intended to result in aggregate gross proceeds of the offering, net of underwriting expenses, of at least Five Hundred Thousand Dollars ($500,000.00).

      2.13 DISTRIBUTION OF SHARES. At the Effective Time, and in connection with the Merger, CPS will distribute and transfer to the CPS Shareholder the following shares of Microfield preferred stock which are now held by CPS (subject to any existing pledge, lien or encumbrance): (a) 4,202,381 Series 2 Preferred; and (b) 125.636 Series 3 Preferred.

      ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF CPS AND CPS SHAREHOLDER

      CPS and the CPS Shareholder represent and warrant to Microfield and Merger Sub that, except as set forth in the correspondingly numbered sections of the Disclosure Schedules:

      3.1 ORGANIZATION. CPS is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. CPS is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. CPS has delivered to Microfield accurate and complete copies of its Articles of Incorporation and Bylaws, as currently in effect.

      3.2 CAPITALIZATION. As of the Date of Closing, the CPS Stock and the holders thereof are as set forth in Section 3.2 of the Disclosure Schedules. As of the Closing Date, all issued and outstanding CPS Stock will be duly authorized, validly issued, fully paid and non-assessable. Section 3.2 of the Disclosure Schedules sets forth the name of the holder and the exercise price of all options and warrants to purchase CPS Stock. Except as disclosed in Section
3.2 of the Disclosure Schedules, there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding or unissued CPS Stock or any other security of CPS, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any CPS Stock or other security. There are no obligations, contingent or otherwise, of CPS to repurchase, redeem or otherwise acquire any CPS Stock or to provide funds to or otherwise make any investment (in the form of a loan, capital contribution or other similar investment) in any other entity.

      3.3 SUBSIDIARIES. CPS has no Subsidiaries except as disclosed in Section
3.3 of the Disclosure Schedules.

      3.4 AUTHORIZATION; BINDING AGREEMENT. CPS has all requisite corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by CPS's board of directors, and no other corporate proceedings on the part of CPS are necessary to authorize the execution and delivery of this Agreement or to complete the

Page 8 of 45 - AGREEMENT AND PLAN OF MERGER transactions contemplated hereby (other than adoption of this Agreement by the CPS Shareholder in accordance with the OBCA and the Articles of Incorporation and Bylaws of CPS). This Agreement has been duly and validly executed and delivered by CPS and constitutes the legal, valid and binding agreement of CPS, enforceable against CPS in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

      3.5 GOVERNMENTAL APPROVALS. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("CONSENT") any Governmental Authority, on the part of CPS is required in connection with the execution or delivery by CPS of this Agreement or the completion by CPS of the transactions contemplated hereby other than (a) the filing of the Articles of Merger with the Secretary of State of Oregon, Corporation Division, in accordance with the OBCA, and (b) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

      3.6 NO VIOLATIONS. Except as disclosed in Section 3.6 of the Disclosure Schedules, the execution and delivery of this Agreement, the completion of the transactions contemplated hereby and compliance by CPS with any of the provisions hereof will not (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of CPS, (b) require any Consent under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any Material Contract, (c) result in the creation or imposition of any Lien upon any of the assets of CPS or (d) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5, violate any applicable provision of any Law to which CPS or its assets or properties are subject, except, in the case of each of clauses (b), (c) and (d) above, for any deviations from the foregoing that would not reasonably be expected to have a Material Adverse Effect.

      3.7 CPS FINANCIAL STATEMENTS. CPS has delivered to Microfield the financial statements for the years ending October 31, 1999, 2000, 2001, 2002, 2003 and 2004, and for the seven (7) months ended May 31, 2005 (the "CPS FINANCIAL STATEMENTS"). The CPS Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, and they present fairly, in all material respects, the financial position of CPS as at the dates thereof and the results of its operations and cash flows for the periods then ended, subject to any adjustments described therein, except that
(a) unaudited financial statements do not contain footnotes, and (b) interim period statements are subject to such adjustments as would normally be contained in such footnotes and are subject to normal year end adjustments.

      3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Section
3.8 of the Disclosure Schedules, from the date of issuance of the 2004 CPS Financial Statements through the date of this Agreement, there has not been: (a) to the Knowledge of CPS, any event that has had or would reasonably be expected to have a Material Adverse Effect; (b) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any stock or securities of CPS by CPS; (c) any material damage or loss to any material asset or property, whether or not covered by insurance; (d) any change by CPS in accounting principles or practices; (e) any material revaluation by CPS of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other

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than in the ordinary course of business; (f) any sale of a material amount of property of CPS, except in the ordinary course of business; (g) any payments to CPS employees or service providers outside of CPS's regular course of business; or (h) any other action or event, involving an amount exceeding $5,000 that would have required the consent of Microfield pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

      3.9 NO UNDISCLOSED LIABILITIES. Except as set forth in Section 3.9 of the Disclosure Schedules, CPS has no liabilities (absolute, accrued, contingent or other), except liabilities (a) adequately provided for in the 2004 CPS Financial Statements; or (b) incurred in the ordinary course of business on or before the dates of the 2004 CPS Financial Statements and not required under GAAP to be reflected on the Balance Sheet; or (c) incurred since the issuing of the 2004 CPS Financial Statements in the ordinary course of business consistent with past practice; or (d) incurred in connection with this Agreement; or (e) that would reasonably be expected not to have a Material Adverse Effect. Subject to the foregoing exceptions, Section 3.9 of the Disclosure Schedule is a list of all of the outstanding liabilities of CPS greater than $20,000 as of the date of this Agreement. Except as otherwise provided in this Section 3.9 or disclosed in
Section 3.9 of the Disclosure Schedules, CPS has no debt or liabilities owed to any creditor, excluding current trade payables and accrued expenses incurred in the ordinary course of business.

      3.10 COMPLIANCE WITH LAWS. The business of CPS has been operated in compliance with all Laws applicable thereto, except for any non-compliance that would reasonably be expected not to have a Material Adverse Effect.

      3.11 PERMITS. Section 3.11 of the Disclosure Schedules contains a complete and accurate list of each material Permit that is held by CPS or that otherwise relates to the business of, or to any of the assets owned or used by, CPS. Each Permit is valid and in full force and effect. Except as set forth in Section
3.11 of the Disclosure Schedules, (a) CPS has all Permits required in connection with the operation of its business, (b) CPS is not in violation of any Permit and (c) no proceedings are pending or, to the Knowledge of CPS, threatened, to revoke or limit any Permit, except, in the case of each of clauses (a) and (b), where the absence or violation would not reasonably be expected to have a Material Adverse Effect.

      3.12 LITIGATION. Except as set forth in Section 3.12 of the Disclosure Schedules, there is no suit, action or proceeding ("LITIGATION") pending or, to the Knowledge of CPS, threatened against CPS, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against CPS that would reasonably be expected to have a Material Adverse Effect.

      3.13 CONTRACTS. Section 3.13 of the Disclosure Schedules sets forth, as of the date hereof, a list of Material Contracts to which CPS is a party or by which its properties or assets are bound that are outside the ordinary course of the business of CPS. CPS is not a party to any agreements to acquire in the future the capital stock or substantially all the assets of another Person. Except as disclosed in Section 3.13 of the Disclosure Schedules, to the Knowledge of CPS all the Material Contracts are valid and binding and are in full force and effect and enforceable against CPS in accordance with their respective terms, subject to the Enforceability Exceptions, and CPS is not in violation or breach of or default under any Material Contract, except where the failure to be in full force and effect or where such violation or breach would not

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reasonably be expected to have a Material Adverse Effect. To the Knowledge of
CPS, no party is in default, violation or breach of any Material Contract where such violation or breach would reasonably be expected to have a Material Adverse Effect.

      3.14 EMPLOYEE BENEFIT PLANS.

            (a) Section 3.14(a) of the Disclosure Schedules lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA) and all other bonus, option, membership purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation or severance agreements, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer or consultant who is an individual or an individual doing business in a corporate form (or any of their beneficiaries) of CPS or any other entity (whether or not incorporated) or which is under common control (an "ERISA AFFILIATE") within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or (b) of ERISA, or any CPS Subsidiary, with respect to which CPS has or could have any current (actual or contingent) material liability (together for purposes of this Section
3.14 "EMPLOYEE PLANS"). Prior to the date of this Agreement, CPS has provided or made available to Microfield, or Microfield has had previous access to, copies of (i) each such written Employee Plan (or a written description of any Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications and any material communications to plan participants, (ii) the three (3) most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Employee Plan required to make such a filing, and (iii) the most recent favorable determination letters issued for each Employee Plan and related trust which is intended to qualify under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination).

            (b) (i) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person (other than in accordance with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA and none of the Employee Plans is subject to Title IV of ERISA or Section 412 of the Code); (ii) neither CPS nor any ERISA Affiliate has ever contributed to a "MULTI-EMPLOYER PLAN" as such term is defined in Section 3(37) of ERISA;
(iii) to the Knowledge of CPS, no "PARTY IN INTEREST" or "DISQUALIFIED PERSON" (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Employee Plan that could subject CPS or any ERISA Affiliate, directly or indirectly, to a tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code, except for any such tax, penalty or liability that would not reasonably be expected to result in a Material Adverse Effect; (iv) to the Knowledge of CPS, no fiduciary of any Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, except where such breach would not reasonably be expected to result in a Material Adverse Effect;
(v) all Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all

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

applicable requirements for notification to participants or the Department of Labor, the Internal Revenue Service (the "IRS") or the Secretary of the Treasury), except where failure to do so would not reasonably be expected to result in a Material Adverse Effect; and CPS and each CPS Subsidiary have performed all obligations required to be performed by them under, are not in default under or in violation of any Employee Plan except where failure to do so would not reasonably be expected to result in a Material Adverse Effect, and have no Knowledge of any default or violation by any other party to, any of the Employee Plans; (vi) each Employee Plan which is intended to be qualified under Sections 401 and 501 of the Code is the subject of a favorable determination letter from the IRS, and to the Knowledge of CPS nothing has occurred that may reasonably be expected to impair such determination; (vii) all contributions required to be made with respect to any Employee Plan pursuant to the terms of the Employee Plan have been made on or before their due dates, including due dates with respect to employee deferrals; and (viii) there are no complaints, charges or claims against CPS pending or to CPS's Knowledge threatened to be brought by or filed with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the classification of any individual by CPS as an independent contractor or "LEASED EMPLOYEE" (within the meaning of Section 414(n) of the Code) rather than as an employee.

            (c) Section 3.14(c) of the Disclosure Schedules sets forth a true and complete list of each current or former employee, officer or director of CPS or any of its Subsidiaries who holds (i) any option to purchase CPS Stock as of the date hereof, together with the number of shares of CPS Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any CPS Stock that is restricted as a result of an agreement with or equity participation plan of CPS; and (iii) any other right, directly or indirectly, to receive CPS Stock, except as otherwise disclosed in
Section 3.14 of the Disclosure Schedules, together with the percentage of CPS Stock subject to such right. Section 3.14(c) of the Disclosure Schedules also sets forth the total number of any such ISO's and any such nonqualified options and other such rights.

            (d) Unless otherwise disclosed in Section 3.14(a) of the Disclosure Schedules, Section 3.14(d) of the Disclosure Schedules sets forth a true and complete list of (i) all employment agreements with officers of CPS or any of its Subsidiaries; (ii) all agreements with consultants who are individuals obligating CPS or any of its Subsidiaries to make annual cash payments in an amount exceeding $10,000; (iii) all agreements that individually or in the aggregate are or could be material with respect to the services of independent contractors or leased employees who are individuals or individuals doing business in a corporate form whether or not they participate in any of the Employee Plans; (iv) all officers of CPS or any of its Subsidiaries who have executed a non-competition agreement with CPS or any of its Subsidiaries; (v) all severance agreements, programs and policies of CPS or any of its Subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $25,000, excluding programs and policies required to be maintained by Law; and (vi) all plans, programs, agreements and other arrangements of CPS that contain change in control provisions.

            (e) (i) Except as set forth in Section 3.14(e) of the Disclosure Schedules, no Employee Plan is an employee stock ownership plan (within the meaning of Section 4975(e)(7)

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of the Code) or otherwise invests in CPS Stock; and (ii) the completion of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee except as disclosed in Section 3.14(e) of the Disclosure Schedules or except where such increase or acceleration would not reasonably be expected to result in a Material Adverse Effect.

            (f) Except as set forth in Section 3.14(f) of the Disclosure Schedules, CPS maintains no Employee Plan covering non-U.S. employees.

      3.15 TAXES AND TAX RETURNS.

            (a) CPS has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and correct in all material respects, and has timely paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in CPS Financial Statements have been established and which are being contested in good faith and as identified in Section 3.15 of the Disclosure Schedules. Except as set forth in Section 3.15 of the Disclosure Schedules, there are no material claims or assessments pending against CPS (or the CPS Shareholder with respect to CPS) for any alleged deficiency in any Tax, and CPS has not been notified in writing of any proposed Tax claims or assessments against CPS (or the CPS Shareholder with respect to CPS) (other than in each case, claims or assessments for which adequate reserves in the Financial Statements have been established and which are being contested in good faith and as identified in Section 3.15 of the Disclosure Schedules or claims or assessments which are immaterial in amount). Neither CPS nor the CPS Shareholder with respect to CPS has executed any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by CPS (or the CPS Shareholder with respect to CPS) for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. There are no Liens for material amounts of Taxes on the assets of CPS (or the CPS Shareholder with respect to CPS) except for statutory liens for current Taxes not yet due and payable. There are no outstanding powers of attorney enabling any party to represent CPS (or the CPS Shareholder with respect to CPS) or any of its Subsidiaries with respect to Tax matters.

            (b) For purposes of this Agreement, the term "TAX" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Authority. The term "TAX RETURN" means a report, return or other information (including any attached schedules or any amendments to such report, return or other information) supplied to or filed with or required to be supplied to or filed with a governmental entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

            (c) Except as set forth in Section 3.15 of the Disclosure Schedules,
(i) CPS has been a corporation for federal and state income tax purposes at all times since its inception;

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(ii) CPS has not been included in a combined, consolidated or unitary Tax Return except with the CPS Shareholder, and other than with respect to CPS, CPS is not currently liable for Taxes of any other Person, nor is CPS currently under any contractual obligation to indemnify any Person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of taxes other than income taxes), nor is CPS a party to any tax sharing agreement or any other agreement providing for payments by CPS with respect to Taxes;
(iii) CPS is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes; (iv) CPS has not entered into any sale-leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law); (v) CPS has not agreed nor is required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income; (vi) CPS is not a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "EXCESS PARACHUTE PAYMENTS" within the meaning of Section 280G of the Code; (vii) CPS is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes; (viii) CPS is not a "CONSENTING CORPORATION" under Section 341(f) of the Code or any corresponding provision of state, local or foreign law; (ix) CPS has complied with all applicable laws, rules, and regulations relating to the withholding and payment of Taxes except where the amount of taxes involved is not material; and (x) none of the assets owned by CPS is property that is required to be treated as owned by any other Person pursuant to Section 168(g)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986, or is "TAX-EXEMPT USE PROPERTY" within the meaning of Section 168(h) of the Code.

      3.16 INTELLECTUAL PROPERTY.

            (a) Section 3.16(a) of the Disclosure Schedules sets forth a list of
(i) all patents and patent applications owned by CPS worldwide; (ii) all trademark and service mark registrations and all trademark and service mark applications, material common law trademarks, material trade dress and material slogans, and all trade names owned by CPS worldwide; (iii) all copyright registrations and copyright applications owned by CPS worldwide; and (iv) all licenses in which CPS is (A) a licensor with respect to any of the patents, trademarks, service marks, trade names or copyrights listed in Section 3.16 of the Disclosure Schedules or (B) a licensee of any other Person's patents, trade names, trademarks, service marks or copyrights except for any licenses of software programs that are commercially available "OFF THE SHELF."

            (b) To the Knowledge of CPS, CPS owns, or is licensed or otherwise possesses legal enforceable rights to use, all patents, trademarks, trade names, service marks, trade dress, slogans, copyrights and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, domain names and tangible or intangible proprietary information or materials that are used in the respective businesses of CPS as currently conducted (the "INTELLECTUAL PROPERTY RIGHTS"), except for any such failures to own, be licensed or possess that would not reasonably be expected to have a Material Adverse Effect.

            (c) CPS has made all necessary filings and recordations for the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, copyright registrations and copyright applications set forth in Section 3.16(a) of the Disclosure

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Schedules, except where the failure to make such filings or recordations would not reasonably be expected to have a Material Adverse Effect. There are not currently pending, and to the Knowledge of CPS there are no valid grounds for, any bona fide claims (i) that the business of CPS infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by CPS of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of CPS as currently conducted or as proposed to be conducted; (iii) challenging the exclusive ownership, validity or effectiveness of any of Intellectual Property Rights claimed by CPS to be owned exclusively by it; or (iv) challenging the license or legally enforceable right to use of any third-party patents, trademarks, service marks and copyrights by CPS, except, in the case of each of clauses (i), (ii), (iii) and (iv) above, for matters that, if determined adversely to CPS, would not reasonably be expected to have a Material Adverse Effect.

            (d) Except as set forth in Section 3.16 of the Disclosure Schedules, to the Knowledge of CPS, there is no material unauthorized use, infringement or misappropriation of any of Intellectual Property Rights by any third party, including any employee or former employee of CPS.

            (e) Except as set forth in Section 3.16 of the Disclosure Schedules, there are no valid royalty agreements, license agreements (except for any license implied by the sale or products) or similar arrangements with respect to the Intellectual Property.

      3.17 EMPLOYEE AND LABOR MATTERS.

            (a) Section 3.17(a) of the Disclosure Schedules sets forth a list of all employees of CPS.

            (b) Except as set forth in Section 3.17 of the Disclosure Schedules,
(i) there are no controversies pending or, to the Knowledge of CPS, threatened, between CPS and any of its employees, which controversies would reasonably be expected to have a Material Adverse Effect; (ii) CPS is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by CPS, nor, as of the date of this Agreement, does CPS know of any activities or proceedings of any labor union to organize any such employees; and (iii) CPS has no Knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of CPS that would reasonably be expected to have a Material Adverse Effect.

      3.18 LIMITATION ON BUSINESS CONDUCT. CPS is not a party to, nor has any obligation under, any contract or agreement, written or oral, that contains any covenants currently or prospectively limiting in any material respect the freedom of CPS to engage in any line of business or to compete with any entity.

      3.19 TITLE TO PROPERTY. Except as set forth in Section 3.19 of the Disclosure Schedules, CPS owns the properties and assets that it purports to own free and clear of all Liens, except for Liens that arise in the ordinary course of business and do not materially impair CPS's use of such properties or assets, Liens for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP and Liens securing obligations under CPS's credit agreements, loan agreements and

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equipment leases. Except as set forth in Schedule 3.19 of the Disclosure
Schedules, with respect to the property and assets it leases, CPS, and to CPS's Knowledge, each of the other parties thereto, is in material compliance with such leases, and CPS holds a valid leasehold interest free of any Liens created by, through or under CPS, except those referred to above. The rights, properties and assets presently owned, leased or licensed by CPS include all rights, properties and assets necessary to permit CPS to conduct its business in all material respects in the same manner as its businesses have been conducted prior to the date hereof.

      3.20 OWNED AND LEASED PREMISES. To the Knowledge of CPS, each of the buildings, structures and premises owned or leased by CPS is in reasonably good repair and operating condition.

      3.21 ENVIRONMENTAL MATTERS. Except as set forth in Section 3.21 of the Disclosure Schedules:

            (a) CPS is in material compliance with the Environmental Laws, which compliance includes the possession by CPS of all material Permits and governmental authorizations required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof, except in each case where such non-compliance would not reasonably be expected to have a Material Adverse Effect. CPS has not received any written communication from a Governmental Authority that alleges that it is not in such material compliance except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

            (b) There are no Environmental Claims, including claims based on "ARRANGER LIABILITY," pending or, to the Knowledge of CPS, threatened against CPS or to the Knowledge of CPS, pending or threatened against any Person or entity whose liability for any Environmental Claim CPS has, to the Knowledge of CPS, retained or assumed either contractually or by operation of law, except for such Environmental Claims that would not reasonably be expected to have a Material Adverse Effect.

            (c) To the Knowledge of CPS, there are no past or present actions, inactions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would form the basis of any Environmental Claim against CPS or against any Person whose liability for any Environmental Claim CPS has retained or assumed either contractually or by operation of law, except for such Environmental Claims that would not reasonably be expected to have a Material Adverse Effect.

            (d) CPS is in compliance in all material respects with Environmental Laws as they relate to (i) any on-site or off-site locations where, to CPS's Knowledge, CPS has stored, disposed or arranged for the disposal of Materials of Environmental Concern for itself (but not on behalf of others) or (ii) any underground storage tanks located on property owned or leased by CPS of which CPS has Knowledge.

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            (e) For purposes of this Agreement:

                  (i) "ENVIRONMENTAL CLAIM" means any written claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by CPS, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  (ii) "ENVIRONMENTAL LAWS" means all Federal, state, local and foreign laws or regulations relating to pollution or protection of human health and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                  (iii) "MATERIAL OF ENVIRONMENTAL CONCERN" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, toxic substances, petroleum and petroleum products that are regulated under any Environmental Laws.

      3.22 INSURANCE. Section 3.22 of the Disclosure Schedules contains a complete and accurate list of all fire, liability, worker's compensation and other forms of insurance insuring CPS, and its respective officers and directors, assets and operations. The insurance polices maintained by CPS are with reputable insurance carriers and have no premium delinquencies.

      3.23 PRODUCT LIABILITY AND RECALLS.

            (a) Except as disclosed in Section 3.23 of the Disclosure Schedules, to CPS's Knowledge, there is no claim, pending or overtly threatened, against CPS for injury to Person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by CPS, including claims arising out of the defective or unsafe nature of its products or services, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            (b) Except as disclosed in Section 3.23 of the Disclosure Schedules, there is no pending or, to the Knowledge of CPS, overtly threatened recall or investigation of any product sold by CPS, which recall or investigation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      3.24 CUSTOMERS. Section 3.24 of the Disclosure Schedules sets forth a list of CPS's ten (10) largest customers (detailed, in the case of government agencies, by separate government agency) in terms of gross sales for the twelve-month period ended October 31, 2004. Except as set forth in Section 3.24 of the Disclosure Schedules, since October 31, 2004, there have not been any changes in the business relationships of CPS with any of the customers named therein that would constitute a Material Adverse Effect, other than completion of contracted work in the

Page 17 of 45 - AGREEMENT AND PLAN OF MERGER normal course of business. Except as set forth in Section 3.24 of the Disclosure Schedules, no customer of CPS, on a combined basis, accounted for more than five percent (5%) of the revenues of CPS for the twelve month period ended October 31, 2004.

      3.25 INTERESTED PARTY TRANSACTIONS. Except as set forth in Section 3.25 of the Disclosure Schedules, no event has occurred that would be required to be reported, if CPS were a reporting company under Section 13 of the Securities Exchange Act of 1934, pursuant to Item 404 of Regulation S-B promulgated by the Securities and Exchange Commission (without regard to the $60,000 threshold contained in Item 404).

      3.26 FULL DISCLOSURE. No statement contained in any certificate or schedule, including, without limitation, the Disclosure Schedules, furnished or to be furnished by CPS to Microfield or Merger Sub in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

      ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF MICROFIELD AND MERGER SUB

      Microfield and Merger Sub jointly and severally represent and warrant to CPS that, except as set forth in the correspondingly numbered sections of the Disclosure Schedules:

      4.1 ORGANIZATION AND GOOD STANDING. Each of Microfield and Merger Sub is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

      4.2 CAPITALIZATION. The authorized capital stock of Microfield consists of
(a) 125,000,000 shares of Microfield Common Stock and (b) 10,000,000 shares of preferred stock (the "PREFERRED SHARES"). As of July 2, 2005, (i) 18,776,240 shares of Microfield Common Stock were issued and outstanding, (ii) 6,821,436 shares of Series 2 Preferred Shares were issued and outstanding, (iii) 3,640.804 shares of Series 3 Preferred Shares were issued and outstanding, (iv) 4,550.000 shares of Series 4 Preferred Shares were issued and outstanding, (v) 3,201,825 shares of Microfield Common Stock were reserved for future issuance pursuant to outstanding options to purchase Microfield Common Stock, (vi) 7,709,363 shares of Microfield Common Stock are available for issuance pursuant to the 2004 Stock Incentive Plan, as amended; and (vii) 5,269,039 shares of Microfield Common Stock were reserved for future issuance upon exercise of warrants to purchase Microfield Common Stock. No other capital stock of Microfield is authorized or issued. The shares of Microfield Common Stock to be issued to the CPS Shareholder in the Merger will be duly authorized, validly issued, fully paid and nonassessable.

      4.3 SUBSIDIARIES. Merger Sub and Christenson Velagio, Inc., an Oregon corporation, are wholly owned subsidiaries of Microfield. Microfield has no other subsidiaries.

      4.4 AUTHORIZATION; BINDING AGREEMENT. Microfield and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. The execution and delivery of this Agreement and the

Page 18 of 45 - AGREEMENT AND PLAN OF MERGER completion of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the respective boards of directors of Microfield and Merger Sub, and no other corporate proceedings on the part of Microfield or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to complete the transactions contemplated hereby (other than the requisite approval by the sole shareholder of Merger Sub of this Agreement and the Merger). This Agreement has been duly and validly executed and delivered by each of Microfield and Merger Sub and constitutes the legal, valid and binding agreement of Microfield and Merger Sub, enforceable against each of Microfield and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

      4.5 GOVERNMENTAL APPROVALS. No Consent from or with any Governmental Authority on the part of Microfield or Merger Sub is required in connection with the execution or delivery by Microfield and Merger Sub of this Agreement or the completion by Microfield and Merger Sub of the transactions contemplated hereby other than (a) the filing of the Articles of Merger with the Secretary of State of Oregon in accordance with the OBCA, and (b) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

      4.6 NO VIOLATIONS. The execution and delivery of this Agreement, the completion of the transactions contemplated hereby and compliance by Microfield and Merger Sub with any of the provisions hereof applicable to such party will not (a) conflict with or result in any breach of any provision of the Articles of Incorporation and Bylaws of Microfield, Merger Sub or other similar documents of any other Subsidiary of Microfield, or (b) require any Consent under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any material note, bond, mortgage, indenture, contract, lease, license, agreement or instrument to which Microfield, Merger Sub or any other Subsidiary of Microfield is a party or by which any of them or any of their respective assets or property is subject, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay completion of the Merger, or otherwise materially and adversely affect the ability of Microfield or Merger Sub to perform their respective obligations under this Agreement.

      4.7 LITIGATION. Except as disclosed in Section 4.7 of the Disclosure Schedules, there is no Litigation pending or, to the Knowledge of Microfield, threatened against Microfield, Merger Sub or any of its other Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Microfield, Merger Sub or any of its other Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

      4.8 SEC REPORTS AND FINANCIAL STATEMENTS. Microfield has furnished CPS and the CPS Shareholder with complete copies of all registration statements, reports and proxy statements, including amendments thereto, filed with the SEC since December 31, 2000, and prior to the date of this Agreement (collectively, the "MICROFIELD SEC REPORTS"). Except as disclosed in Section 4.8 of the Disclosure Schedules, each of the Microfield SEC Reports, as of the date filed, complied in all material respects with the applicable requirements of the Act, the

Page 19 of 45 - AGREEMENT AND PLAN OF MERGER

Securities Exchange Act of 1934 and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

      4.9 NO UNDISCLOSED LIABILITIES. Except as disclosed in Section 4.9 of the Disclosure Schedules and in the Microfield SEC Reports, Microfield has no liabilities (absolute, accrued, contingent or other), except liabilities (a) adequately provided for in Microfield financial statements contained in the latest Microfield SEC Reports or provided to the CPS Sharesholder for a period since the effective date of any financial statement contained in the latest Microfield SEC Reports (the "MICROFIELD FINANCIAL STATEMENTS"); or (b) incurred in the ordinary course of business on or before the dates of the Microfield Financial Statements and not required under GAAP to be reflected on the Balance Sheet; or (c) incurred since the issuing of the Microfield Financial Statements in the ordinary course of business consistent with past practice; or (d) incurred in connection with this Agreement; or (e) that would reasonably not be expected to have a Material Adverse Effect.

      4.10 TAXES AND TAX RETURNS. Except as disclosed in Section 4.10 of the Disclosure Schedules, Microfield has timely filed, or caused to be timely filed, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and correct in all material respects, and has timely paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the financial statements contained in the Microfield SEC Reports have been established and which are being contested in good faith. There are no material claims or assessments pending against Microfield for any alleged deficiency in any Tax, and neither Microfield nor any of its officers, directors or employees has been notified of any proposed Tax claims or assessments against Microfield. Microfield has not executed any currently effective waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Microfield for any extension of time within which to file any Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. There are no Liens for material amounts of Taxes on the assets of Microfield except for statutory liens for current Taxes not yet due and payable. There are no outstanding powers of attorney enabling any party to represent Microfield with respect to Tax matters.

      4.11 COMPLIANCE WITH LAWS. To the Knowledge of Microfield, the business of Microfield has been operated in compliance with all Laws applicable thereto, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect.

      4.12 FULL DISCLOSURE. No statement contained in any certificate or schedule, including, without limitation, the Disclosure Schedules, furnished or to be furnished by Microfield to CPS or the CPS Shareholder in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

Page 20 of 45 - AGREEMENT AND PLAN OF MERGER

      4.13 NO PRIOR ACTIVITIES. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and completion of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

      ARTICLE 5 ADDITIONAL COVENANTS OF CPS

      CPS covenants and agrees as follows:

       5.1 CONDUCT OF BUSINESS OF CPS.

            (a) Unless Microfield shall otherwise consent in writing (which consent, in the case of paragraphs (iv), (v), (ix), (xi), (xii), or (xiii) below, shall not be unreasonably withheld, delayed or conditioned) and except as expressly contemplated by this Agreement or in the Disclosure Schedules, during the period from the date of this Agreement to the Effective Time, (i) CPS shall conduct its business in the ordinary course and consistent with past practice, and CPS shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers and employees and to preserve the present commercial relationships of CPS with Persons with whom CPS does significant business and (ii) without limiting the generality of the foregoing, CPS will not:

                  (i) Amend or propose to amend its Articles of Incorporation or Bylaws (or similar organizational documents);

                  (ii) Authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any equity interests in CPS, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any equity interests in or other securities of CPS, including, but not limited to, any securities convertible into or exchangeable for equity interests in CPS;

                  (iii) Split, combine or reclassify any of its Stock or declare, pay or set aside any dividend or other distribution (whether in cash, equity interests or property or any combination thereof) in respect of its Stock, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity interests or other securities;

                  (iv) Create or incur any indebtedness for borrowed money in excess of $25,000 or issue any debt securities or make any loans or advances, outside the ordinary course of business;

                  (v) Sell, pledge, dispose of or encumber any assets of CPS, outside the ordinary course of business;

                  (vi) Authorize any capital expenditures or purchases of fixed assets in excess of $25,000, outside the ordinary course of business;

                  (vii) Assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances;

Page 21 of 45 - AGREEMENT AND PLAN OF MERGER

                  (viii) Voluntarily incur any material liability or obligation (absolute, contingent or otherwise) in excess of $25,000, outside the ordinary course of business.

                  (ix) Increase in any manner the compensation of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, employee, consultant or affiliate other than, in any such case referred to above, as may be required by Law or as required pursuant to the terms of agreements in effect on the date of this Agreement;

                  (x) Alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of CPS;

                  (xi) Except as may be required as a result of a change in Law, change any of the accounting principles or practices used by it;

                  (xii) Make any tax election or settle or compromise any income tax liability;

                  (xiii) Pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or other), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the Financial Statements (or the notes thereto) of CPS or incurred in the ordinary course of business consistent with past practice;

                  (xiv) Take, or agree in writing or otherwise to take, any of the foregoing actions or any action that would make any of the representations or warranties of CPS contained in this Agreement untrue or incorrect in any material respect at or prior to the Effective Time; or

                  (xv) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof.

            (b) CPS shall comply with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all Permits necessary for such business, except in any such case for any failure so to comply or maintain that would not reasonably be expected to result in a Material Adverse Effect.

      5.2 NOTIFICATION OF CERTAIN MATTERS. CPS shall give prompt notice to Microfield if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication in writing from any party alleging that the Consent of such party is or may be required in connection with the transactions contemplated by this Agreement; (b) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) the occurrence of an event that would be reasonably likely (i) to have a Material Adverse Effect or (ii) to cause any condition set forth in

Page 22 of 45 - AGREEMENT AND PLAN OF MERGER

Section 8.1 or 8.2 to be unsatisfied; or (d) the commencement or, to the Knowledge of CPS, threat of any Litigation involving or affecting CPS, any of its respective properties or assets, or any employee, agent, director, officer or shareholder, in his or her capacity as such, of CPS which, if pending on the date hereof, would have been required to have been disclosed pursuant to this Agreement or which relates to the completion of the Merger.

      5.3 ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, and without intending by this Section 5.3 to limit any of the other obligations of the parties under this Agreement, CPS will give, and shall direct its accountants and legal counsel to give, Microfield and its authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at reasonable times and without undue disruption to or interference with the normal conduct of the business and affairs of CPS, access as reasonably required in connection with the transactions provided for in this Agreement to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to CPS and will furnish Microfield with such financial and operating data and other information with respect to the business and properties of CPS as Microfield may from time to time reasonably request in connection with such transactions.

      5.4 SHAREHOLDER APPROVAL. As soon as practicable, CPS will take all steps necessary to duly call, give notice of, convene and hold the Special Meeting for the purpose of voting upon the Merger, this Agreement and the transactions contemplated hereby, or provide unanimous written consent of the CPS Shareholder approving this Agreement and the transactions contemplated hereby.

      5.5 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, CPS agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete and make effective as promptly as practicable the transactions contemplated by this Agreement, including, but not limited to, obtaining all Consents from Governmental Authorities and other parties required for the completion of the Merger and the transactions contemplated thereby, including without limitation all Consents required under any Material Contract. Upon the terms and subject to the conditions hereof, CPS agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein.

      5.6 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, CPS shall not, and shall use reasonable best efforts to cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated hereby without the consent of Microfield, except where such release or announcement is required by applicable Law, in which case CPS, prior to making such announcement, will consult with Microfield regarding the same.

      5.7 COMPLIANCE. In completing the transactions contemplated hereby, CPS shall comply with all applicable Laws.

      5.8 CPS SHAREHOLDER APPROVAL. The CPS Shareholder covenants and agrees to vote in favor of or consent to this Merger Agreement and the transaction contemplated herein.

Page 23 of 45 - AGREEMENT AND PLAN OF MERGER

      5.9 DEBT RESTRUCTURE. CPS and the CPS Shareholder covenant and agree to use their reasonable best efforts to restructure the primary categories of debt and liabilities of CPS described below (not including accounts payable and accrued expenses incurred in ordinary course and within terms) prior to the Effective Time substantially as follows or as otherwise approved in writing by
Microfield:

CAPCO Line of Credit Facility               $ 2,000,000
US Bank Term Debt                           $ 1,900,000
Accounts Payable (60 days past due)         $   595,270
Accrued Expenses/Tax Liabilities
(beyond terms)                              $   228,123
Notes Payable                               $ 1,906,003
Operating Leases                            $    52,272

      ARTICLE 6 ADDITIONAL COVENANTS OF MICROFIELD AND MERGER SUB

      Microfield and Merger Sub covenant and agree as follows:

       6.1 CONDUCT OF BUSINESS OF MICROFIELD.

            (a) Unless CPS and the CPS Shareholder shall otherwise consent in writing (which consent, in the case of paragraphs (ii), (iii), (iv), (v), (ix), (x), (xii), or (xiii) below, shall not be unreasonably withheld, delayed or conditioned) and except as expressly contemplated by this Agreement or in the Disclosure Schedules, during the period from the date of this Agreement to the Effective Time, (i) Microfield shall conduct its business in the ordinary course and consistent with past practice, and Microfield shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers and employees and to preserve the present commercial relationships of Microfield with Persons with whom Microfield does significant business and (ii) without limiting the generality of the foregoing, Microfield will not:

                  (i) Amend or propose to amend its Articles of Incorporation or Bylaws (or similar organizational documents);

                  (ii) Authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any equity interests in Microfield, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any equity interests in or other securities of Microfield, including, but not limited to, any securities convertible into or exchangeable for equity interests in Microfield;

                  (iii) Split, combine or reclassify any of its Stock or declare, pay or set aside any dividend or other distribution (whether in cash, equity interests or property or any combination thereof) in respect of its Stock, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity interests or other securities;

                  (iv) Create or incur any indebtedness for borrowed money in excess of $50,000 or issue any debt securities or make any loans or advances, in each instance outside the ordinary course of business;

Page 24 of 45 - AGREEMENT AND PLAN OF MERGER

                  (v) Sell, pledge, dispose of or encumber any assets of Microfield, outside the ordinary course of business;

                  (vi) Authorize any capital expenditures or purchases of fixed assets in excess of $50,000, outside the ordinary course of business;

                  (vii) Assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances;

                  (viii) Voluntarily incur any material liability or obligation (absolute, contingent or otherwise) in excess of $50,000, outside the ordinary course of business;

                  (ix) Increase in any manner the compensation of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, employee, consultant or affiliate other than, in any such case referred to above, as may be required by Law or as required pursuant to the terms of agreements in effect on the date of this Agreement;

                  (x) Alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of Microfield;

                  (xi) Except as may be required as a result of a change in Law, change any of the accounting principles or practices used by it;

                  (xii) Make any tax election or settle or compromise any income tax liability;

                  (xiii) Pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or other), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the Financial Statements (or the notes thereto) of Microfield or incurred in the ordinary course of business consistent with past practice;

                  (xiv) Take, or agree in writing or otherwise to take, any of the foregoing actions or any action that would make any of the representations or warranties of Microfield contained in this Agreement untrue or incorrect in any material respect at or prior to the Effective Time; or

                  (xv) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof.

            (b) Microfield shall comply with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all Permits necessary for such

Page 25 of 45 - AGREEMENT AND PLAN OF MERGER business, except in any such case for any failure so to comply or maintain that would not reasonably be expected to result in a Material Adverse Effect.

      6.2 NOTIFICATION OF CERTAIN MATTERS. Microfield shall give prompt notice to CPS if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication in writing from any party alleging that the Consent of such party is or may be required in connection with the transactions contemplated by this Agreement; (b) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) the occurrence of an event that would be reasonably likely (i) to have a Material Adverse Effect or (ii) to cause any condition set forth in Section 8.1 or 8.3 to be unsatisfied; or (d) the commencement or, to Microfield's Knowledge, threat of any Litigation involving or affecting Microfield, or any of its respective properties or assets or any employee, agent, director or officer, in his or her capacity as such, of Microfield which, if pending on the date hereof, would have been required to have been disclosed pursuant to this Agreement or which relates to the completion of the Merger.

      6.3 ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, and without intending by this Section 6.3 to limit any of the other obligations of the parties under this Agreement, Microfield will give, and shall direct its accountants and legal counsel to give, CPS and the CPS Shareholder and their authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at reasonable times and without undue disruption to or interference with the normal conduct of the business and affairs of Microfield, access as reasonably required in connection with the transactions provided for in this Agreement to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to Microfield and will furnish CPS and the CPS Shareholder with such financial and operating data and other information with respect to the business and properties of Microfield as CPS or the CPS Shareholder may from time to time reasonably request in connection with such transactions.

      6.4 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, Microfield and Merger Sub agree to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete and make effective as promptly as practicable the transactions contemplated by this Agreement, including, but not limited to, obtaining all Consents from Governmental Authorities and other third parties required for the completion of the Merger and the transactions contemplated by this Agreement, including without limitation all Consents required under any of Microfield's Material Contracts. Upon the terms and subject to the conditions hereof, Microfield and Merger Sub agree to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein.

Page 26 of 45 - AGREEMENT AND PLAN OF MERGER

      6.5 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Microfield and Merger Sub shall not, and shall use reasonable best efforts to cause their affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated by this Agreement without the consent of the CPS Shareholder (such consent not to be unreasonably withheld or delayed), except where such release or announcement is required by applicable Law, in which case Microfield, prior to making such announcement, will consult with CPS regarding the same.

      6.6 COMPLIANCE. In completing the transactions contemplated by this Agreement, Microfield and Merger Sub shall comply in, and cause their Subsidiaries to comply or to be in compliance, in all material respects, with all applicable Laws.

   ARTICLE 7 SURVIVAL; INDEMNIFICATION

      7.1 SURVIVAL. All representations, warranties, covenants and agreements made in this Agreement or in any exhibit, schedule, certificate or agreement delivered in accordance with this Agreement (collectively, the "RELATED DOCUMENTS"), shall survive any investigation by or on behalf of any party, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any termination or expiration of this Agreement.

      7.2 INDEMNIFICATION BY THE CPS SHAREHOLDER. Notwithstanding any investigation by Microfield, and subject to the provisions of this Article 7, from and after the Closing, the CPS Shareholder shall indemnify, hold harmless and, to the extent provided in Section 7.5(a), defend Microfield, its subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (collectively, "MICROFIELD'S INDEMNIFIED PERSONS") from and against, and reimburse each of Microfield's Indemnified Persons with respect to, any and all losses, damages, liabilities, costs, and expenses, including interest from the Closing Date to the time of payment, penalties and reasonable attorney fees (collectively, "DAMAGES") incurred by any of Microfield's Indemnified Persons by reason of or arising out of or in connection with (a) any breach or inaccuracy of any representation or warranty of CPS or the CPS Shareholder made in this Agreement or any Related Document or (b) any failure by CPS or the CPS Shareholder to perform any covenant required to be performed by it pursuant to this Agreement or any Related Document. This indemnification extends to any Damages suffered by any of Microfield's Indemnified Persons, whether or not a claim is made against any of Microfield's Indemnified Persons by any third party.

      7.3 INDEMNIFICATION BY MICROFIELD. Notwithstanding any investigation by CPS or the CPS Shareholder, from and after the Closing, Microfield shall indemnify, hold harmless and, to the extent provided in Section 7.5(a), defend the CPS Shareholder, its shareholders, affiliates, officers, directors, employees, agents, successors and assigns (collectively, "CPS INDEMNIFIED PERSONS") from and against, and reimburse each of the CPS Indemnified Persons with respect to, any and all Damages incurred by any of CPS Indemnified Persons by reason of or arising out of or in connection with: (a) any breach or inaccuracy of any representation or warranty of Microfield or Merger Sub made in this Agreement or any Related Document; (b) any failure by Microfield or Merger Sub to perform any covenant required to be performed by it pursuant to this Agreement or any Related Document; or (c) any liability or obligation of CPS to any third party expressly assumed by Microfield in accordance with the terms of this Agreement. This

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indemnification extends to any Damages suffered by any of the CPS Indemnified
Persons, whether or not a claim is made against any of the CPS Indemnified Persons by any third party.

      7.4 LIMITS ON INDEMNIFICATION. Notwithstanding the foregoing, the liability of the CPS Shareholder and Microfield under Sections 7.2 and 7.3 above shall be subject to the following limitations:

            (a) CPS SHAREHOLDER LIABILITY. The liability of the CPS Shareholder pursuant to Section 7.2 is limited as follows:

                  (i) No claim for indemnity will be effective if not made within one (1) year after the Closing Date, other than claims based upon the assertion that the CPS Shareholder had Knowledge that a representation or warranty made by the CPS Shareholder was materially false when made or was made with the intent to deceive, which claims may be made at any time up to the applicable statute of limitations;

                  (ii) Notwithstanding anything in this Agreement to the contrary, (1) the maximum aggregate liability of the CPS Shareholder for any claim directly or indirectly arising from this Agreement or the transaction contemplated by this Agreement or for any Damages due or arising hereunder is no more than 2,000,000 shares of Microfield Common Stock, and (2) any liability or Damages due or owing under this Agreement, including without limitation any liability for costs, attorney fees or other similar expenses, shall be payable only in shares of Microfield Common Stock as herein provided. Should any claim or Damages remain unsatisfied after application of such 2,000,000 shares of Microfield Common Stock, then no Microfield Indemnified Person shall have any recourse against CPS, the CPS Shareholder or any other consideration paid or given pursuant to this Agreement. The 2,000,000 shares of Microfield Common Stock will be held in escrow as provided in Section 2.7 and the Indemnification Escrow Agreement; and

                  (iii) The CPS Shareholder shall not have any indemnification obligation with respect to the first $500,000 of Damages incurred by Microfield's Indemnified Persons, as a group and in the aggregate, unless Damages of Microfield's Indemnified Persons, as a group and in the aggregate, equal or exceed such amount, in which case the CPS Shareholder's obligations under Section 7.2 shall include only the amount of such Damages in excess of $500,000.

            (b) MICROFIELD'S LIABILITY. Microfield's obligations pursuant to
Section 7.3 are limited as follows:

                  (i) No claim for indemnity will be effective if not made within one (1) year after the Closing Date, other than claims based upon the assertion that Microfield had actual knowledge that a representation or warranty made by Microfield was materially false when made or was made with the intent to deceive, which claims may be made at any time up to the applicable statute of limitations;

                  (ii) Notwithstanding anything in this Agreement to the contrary, (1), the maximum aggregate amount of Microfield's liability for any claim directly or indirectly arising from this Agreement or the transaction contemplated by this Agreement or for any

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

Damages due or arising hereunder is no more than 2,000,000 shares of Microfield Common Stock, and (2) any liability or Damages due or owing under this Agreement, including without limitation any liability for costs, attorney fees or other similar expenses, shall be payable only in shares of Microfield Common Stock as herein provided. Should any claim or Damages remain unsatisfied after application of such 2,000,000 shares of Microfield Common Stock, then no CPS Indemnified Person shall have any recourse against Microfield, Merger Sub or any other consideration paid or given pursuant to this Agreement. In the event that the aggregate claims by CPS Indemnified Persons exceed the threshold amount set forth in Section 7.4(b)(iii), below and exceed the 2,000,000 shares of Microfield Common Stock, the 2,000,000 shares shall be divided pro rata based on the CPS Indemnified Persons' aggregate claims; and

                  (iii) Microfield shall not have any indemnification obligation with respect to the first $500,000 of Damages incurred by the CPS Indemnified Persons as a group and in the aggregate, unless Damages of the CPS Indemnified Persons, as a group and in the aggregate, equal or exceed such amount, in which case Microfield's obligations under Section 7.3 shall include only the amount of Damages in excess of $500,000.

      7.5 INDEMNIFICATION PROCEDURE.

            (a) THIRD PARTY CLAIMS.

                  (i) Each indemnified party will, with reasonable promptness after obtaining knowledge thereof, provide the indemnifying party with written notice of all third party actions, suits, proceedings, claims, demands or assessments that may be subject to the indemnification provisions of this
Article 7 (collectively, "THIRD PARTY CLAIMS"), including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

                  (ii) The indemnifying party or, in the case where the CPS Shareholder is the indemnifying party, the Representative, shall have 15 days after receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party agrees that the claim is subject to this Article 7 and, if so, whether the indemnifying party elects to undertake, conduct and control, through counsel of its choosing (subject to the consent of the indemnified party, such consent not to be withheld, delayed or conditioned unreasonably), and at its sole risk and expense, the good faith settlement or defense of the Third Party Claim.

                  (iii) If within fifteen (15) days after receipt of the claim notice the indemnifying party or, in the case where the CPS Shareholder is the indemnifying party, the Representative, notifies the indemnified party that the indemnifying party elects to undertake the good faith settlement or defense of the Third Party Claim, the indemnified party shall reasonably cooperate with the indemnifying party in connection therewith including, without limitation, by making available to the indemnifying party all relevant information material to the defense of the Third Party Claim. The indemnified party shall be entitled to participate in the settlement or defense of the Third Party Claim through counsel chosen by the indemnified party, at its expense, and to approve any proposed settlement that would impose any obligation or duty on the indemnified party, which approval may, in the sole discretion of the indemnified party, be withheld. So long as the indemnifying party is contesting the Third Party Claim in good faith and with reasonable diligence, the indemnified party shall not pay or settle the Third Party Claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle

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any Third Party Claim at any time, provided that in such event it waives any right to indemnification therefor by the indemnifying party. Nothing in this
Section 7.5 shall affect the parties' right to dispute, as between themselves, that the Third Party Claim is not the subject of any indemnification obligation owed by one party to the other.

                  (iv) If the indemnifying party or, in the case where the CPS Shareholder is the indemnifying party, the Representative, does not provide notice that it elects to undertake the good faith settlement or defense of the Third Party Claim, or if the indemnifying party or, in the case where the CPS Shareholder is the indemnifying party, the Representative, fails to contest the Third Party Claim or undertake or approve settlement, in good faith and with reasonable diligence, the indemnified party shall thereafter have the right to contest, settle or compromise the Third Party Claim at its exclusive discretion, at the risk and expense of the indemnifying party and the indemnifying party will thereby waive any claim, defense or argument that the indemnified party's defense or settlement of such Third Party Claim is in any respect inadequate or unreasonable.

                  (v) A party's failure to give timely notice will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

            (b) NON-THIRD PARTY CLAIMS.

                  (i) Each indemnified party will, with reasonable promptness, deliver to the indemnifying party written notice of all claims for indemnification under this Article 7 in the form set forth in the Indemnification Escrow Agreement.

                  (ii) The indemnifying party or, in the case where the CPS Shareholder is the indemnifying party, the Representative, shall have thirty
(30) days after receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party accepts liability for all or any part of the Damages described in the claim notice. If the indemnifying party or, in the case where the CPS Shareholder is the indemnifying party, the Representative, does not so notify the indemnified party the indemnifying party shall be deemed to have rejected liability for all the Damages described in the claim notice.

                  (iii) A party's failure to give timely notice will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party. If there is a contradiction between the terms of this Section 7.5(b) and the terms of the Indemnification Escrow Agreement, the terms of the Indemnification Escrow Agreement shall control.

      7.6 PAYMENT WITH MICROFIELD COMMON STOCK. Any Damages payable hereunder shall be paid by delivery of the number of shares of Microfield Common Stock of equivalent value determined on the basis of the Microfield Stock Value calculated as of the last trading day prior to the delivery of the stock certificate(s) in accordance with this Agreement. In the case of payment by the CPS Shareholder, such payment will be accomplished by delivery by the Escrow Agent of a certificate or certificates representing shares of Microfield Common Stock together with duly executed stock powers to Mellon Investor Services, LLC, the transfer agent for Microfield Common Stock, or its successor, with instructions to transfer and deliver to

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Microfield a stock certificate evidencing the requisite number of shares to be transferred to Microfield or instructing that such number of shares be cancelled, as the case may be, with a certificate or certificates representing the balance, if any, to be returned to Escrow Agent. In the case of payment by Microfield, such payment will be accomplished by the issuance and delivery of a certificate or certificates representing the requisite number of shares of Microfield Common Stock to the CPS Shareholder with representations that all such shares are duly authorized, validly issued, fully paid and non-assessable.

   ARTICLE 8 CONDITIONS PRECEDENT

      8.1 MERGER CONDITIONS. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

            (a) CPS SHAREHOLDER APPROVAL. The Merger, this Agreement and the transactions contemplated by this Agreement shall have been approved at or prior to the Effective Time by the required vote or unanimous written consent of the CPS Shareholder in accordance with the OBCA and the Articles and Bylaws of CPS.

            (b) NO INJUNCTION OR ACTION. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority that prohibits or prevents the completion of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. CPS and Microfield shall use all reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

            (c) EXHIBITS AND SCHEDULES. The parties to this Agreement, in their sole discretion, shall have approved and attached the Exhibits and Schedules called for in this Agreement at the Closing.

      8.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MICROFIELD AND MERGER SUB. The obligations of Microfield and Merger Sub to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

            (a) COMPLIANCE WITH AGREEMENT. CPS shall have performed and complied: (i) in all respects with all of its obligations under Section 5.1; and
(ii) in all respects with all of its other obligations under this Agreement that are to be performed or complied with by it prior to or on the Closing Date, except where the failure to perform or comply, individually or in the aggregate, would not or would not be reasonably likely to result in a Material Adverse Effect.

            (b) REPRESENTATIONS AND WARRANTIES OF CPS. The representations and warranties made by CPS in this Agreement shall be true and correct in all respects when made and as of the Closing Date with the same force and effect as though made on the Closing Date, except where the effect of any breaches of the representations and warranties of CPS made in this Agreement, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

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

            (c) NO MATERIAL ADVERSE EFFECT. During the period from the date of this Agreement to the Closing Date there shall not have occurred, and be continuing on the Closing Date, any Material Adverse Effect.

            (d) CLOSING CERTIFICATES. CPS shall have delivered to Microfield (a) a certificate signed on behalf of CPS by the Chief Executive Officer of CPS, dated on the Closing Date, to the effect that, to such person's Knowledge, the conditions set forth in Sections 8.2(a), (b) and (c) have been satisfied; and
(b) a secretary's certificate as to such CPS corporate matters in connection with the Merger as Microfield may reasonably request.

      8.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CPS. The obligations of CPS to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

            (a) COMPLIANCE WITH AGREEMENT. Microfield and Merger Sub shall have performed and complied in all respects with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, except where the failure to perform or comply, individually or in the aggregate, would not or would not be reasonably likely to result in a Material Adverse Effect with respect to Microfield.

            (b) REPRESENTATIONS AND WARRANTIES OF MICROFIELD AND MERGER SUB. The representations and warranties made by Microfield and Merger Sub in this Agreement shall be true and correct in all respects when made and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except where the effect of any breaches of the representations and warranties of Microfield and/or Merger Sub made in this Agreement, individually or in the aggregate, would not or would not be reasonably likely to result in a Material Adverse Effect.

            (c) CLOSING CERTIFICATE. Microfield shall have delivered to CPS (i) a certificate signed on behalf of Microfield by the Chief Executive Officer of Microfield, dated the Closing Date, to the effect that, to such officers' knowledge, the conditions set forth in Sections 8.3(a) and (b) of this Agreement have been satisfied; and (ii) secretary's certificates of Microfield and Merger Sub as to such corporate matters in connection with the Merger as CPS may reasonably request.

            (d) APPOINTMENT OF OFFICERS. The board of directors of Microfield shall have appointed the officers of CPS as set forth in Section 2.5 above, conditionally effective immediately after the Effective Time.

            (e) GUARANTY OF OBLIGATIONS. Microfield shall have delivered (i) its guaranty and other documents reasonably required by US Bank in connection with the indebtedness of CPS to US Bank; and (ii) its guaranty of CPS obligations pursuant to that certain Indemnification and Contribution Agreement dated effective June 1, 2005 with respect to surety bonds and letters of credit issued for the benefit of CPS.

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   ARTICLE 9 TERMINATION AND ABANDONMENT

      9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the CPS Shareholder described herein:

            (a) By mutual written consent of Microfield and CPS;

            (b) By either Microfield or CPS if (i) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the completion of the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable, or (ii) the CPS Shareholder does not approve the Merger;

            (c) By Microfield if:

                  (i) CPS shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within five (5) days after the giving of written notice thereof to CPS;

                  (ii) Any representation or warranty of CPS shall not have been true and correct when made (without for this purpose giving effect to qualifications of materiality contained in such representation and warranty), if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

                  (iii) Any representation or warranty of CPS shall cease to be true and correct as of the Closing Date (without for this purpose giving effect to qualifications of materiality contained in such representation and warranty) as if made on such date (other than representations and warranties made as of a specified date) other than as a result of a breach or failure to perform by Microfield of any of its covenants or agreements under this Agreement if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; provided, however, that such representation or warranty is incapable of being cured or has not been cured within five (5) days after the giving of written notice thereof to CPS;

                  (iv) Since the effective date of the 2004 CPS Financial Statements, CPS shall have suffered a Material Adverse Change.

            (d) By CPS if:

                  (i) Microfield or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within five
(5) days after the giving of written notice thereof to Microfield;

                  (ii) Any representation or warranty of Microfield or Merger Sub shall not have been true and correct when made (without for this purpose giving effect to qualifications of materiality contained in such representation and warranty), if such failure to be

Page 33 of 45 - AGREEMENT AND PLAN OF MERGER true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

                  (iii) Any representation or warranty of Microfield or Merger Sub shall cease to be true and correct as of the Closing Date (without for this purpose giving effect to qualifications of materiality contained in such representation and warranty) as if made on such date (other than representations and warranties made as of a specified date) other than as a result of a breach or failure to perform by CPS of any of its covenants or agreements under this Agreement if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; provided, however, that such representation or warranty is incapable of being cured or has not been cured within five (5) days after the giving of written notice thereof to Microfield or Merger Sub;

                  (iv) Since May 31, 2005, Microfield shall have suffered a Material Adverse Change.

            (e) By either Microfield or CPS if the Merger is not completed on or before July 31, 2005, provided that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to any party where failure to perform any of its obligations under this Agreement results in the failure of the Merger to be completed by such time.

      The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of such termination to the other party in accordance with Section 10.5 hereof.

      9.2 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, this Agreement (other than Sections 9.2, 10.1, 10.3, 10.4, 10.6, 10.7, 10.8,
10.10, 10.11, 10.12, 10.14 and 10.15) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, members, employees, agents, legal or financial advisors or other representatives). If this Agreement is terminated as provided herein, each party shall use all reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

   ARTICLE 10 MISCELLANEOUS

      10.1 CONFIDENTIALITY.

            (a) Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law, (iii) necessary to secure any required Consents as to which the other party has been advised or (iv) consented to in writing by Microfield and CPS, all information (whether oral or written) and documents furnished in connection herewith together with analyses, compilations, studies or other documents prepared by such party which contain or otherwise reflect such information shall be kept strictly confidential by Microfield, CPS, Merger Sub and their respective officers, directors, employees, agents, and the CPS Shareholder. Prior to any disclosure permitted pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure.

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Nothing contained herein shall preclude disclosures to the extent necessary to comply with obligations imposed by applicable Law.

            (b) In the event the transactions contemplated by this Agreement are not completed, each party shall return to the other any documents furnished by the other and all copies thereof that any of them may have made and will hold in confidence any information obtained from the other party except to the extent
(i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure (and provided that, except with respect to information referred to in the following clause (iii), such party shall have advised the other party of such knowledge upon or promptly after its receipt of such information) or was thereafter developed or obtained by such party independent of such disclosure, or (iii) such information is or becomes generally available to the public other than by breach of this Section 10.1 (or, to such party's Knowledge, breach of a confidentiality agreement with the other party). Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

      10.2 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement among CPS, Microfield and Merger Sub.

      10.3 WAIVER OF COMPLIANCE; CONSENTS. Any failure of CPS on the one hand, or Microfield and Merger Sub on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Microfield (or Merger Sub, as the case may be) on the one hand, or CPS on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.3.

      10.4 SURVIVAL. The respective representations, warranties, covenants and agreements of CPS and Microfield contained herein or in any certificates or other documents delivered prior to or at the Closing, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall terminate at the Effective Time, except for those agreements contained herein (including Article 7 and Sections 2.8, 2.9, 2.10and 10.8) that by their terms apply or are to be performed in whole or in part after the Effective Time and the provisions in this Article 10.

      10.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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            (a) IF TO CPS, TO:

                  c/o Aequitas Capital Management, Inc.
                  805 SW Broadway, Ste. 560
                  Portland, OR  97205
                  Attn: Robert J. Jesenik and Andrew S. Craig
                  Tel: (503) 419-3500

            (b) IF TO MICROFIELD OR MERGER SUB, TO:

                  Microfield Group, Inc.
                  1631 NW Thurman Street, Ste. 200
                  Portland, OR  97209
                  Attn: President
                  Tel: (503) 419-3600

            WITH A COPY TO:

                  Dunn Carney Allen Higgins & Tongue LLP
                  851 SW 6th Avenue, Ste. 1500
                  Portland, OR  97204
                  Attn: Jonathan A. Bennett
                  Tel: (503) 224-6440

      10.6 BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of CPS, in the case of a proposed assignment by Microfield or Merger Sub, or by Microfield, in the case of a proposed assignment by CPS.

      10.7 FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

      10.8 GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of, the state of Oregon. Each party consents to jurisdiction and venue in Multnomah County, Oregon.

      10.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10.10 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

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      10.11 ENTIRE AGREEMENT. This Agreement and the documents or instruments referred to herein including, but not limited to, the attached Exhibits and Disclosure Schedules, which Exhibits and Disclosure Schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

      10.12 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

      10.13 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

      10.14 THIRD PARTIES. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party.

      10.15 DISCLOSURE SCHEDULES. Both Microfield and CPS acknowledge that the Disclosure Schedules (a) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (b) are qualified in their entirety by reference to specific provisions of this Agreement, and (c) are not intended to constitute and shall not be construed as indicating that any such matter is required to be disclosed, nor should such disclosure be construed as an admission that such information is material with respect to CPS or Microfield, as the case may be, except to the extent required by this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

Page 37 of 45 - AGREEMENT AND PLAN OF MERGER

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CHRISTENSON ELECTRIC, INC.                    MICROFIELD GROUP, INC.
an Oregon corporation                         an Oregon corporation

By: /s/ Robert J. Jesenik                     By: /s/ A. Mark Walter
    --------------------------------              ------------------------------
    Robert J. Jesenik, President                  A. Mark Walter, President

                                              CPS ACQUISITION CO.
                                              an Oregon corporation

                                              By: /s/ A. Mark Walter
                                                  ------------------------------
                                                  A. Mark Walter, President

      The undersigned CPS Shareholder agrees to be bound by the applicable terms and conditions of this Agreement.

CEAC, INC.
an Oregon corporation

By: /s/ Robert J. Jesenik
    -------------------------------
    Robert J. Jesenik, President

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

                                    EXHIBIT A

                        INDEMNIFICATION ESCROW AGREEMENT

                                 [See attached]

1 - EXHIBIT A

                        INDEMNIFICATION ESCROW AGREEMENT

      THIS INDEMNIFICATION ESCROW AGREEMENT ("Indemnification Agreement") dated July 20, 2005, is by and among MICROFIELD GROUP, INC., an Oregon corporation ("MICG"), CPS ACQUISITION CO., an Oregon corporation ("CPS"), CEAC, INC., an Oregon corporation ("CEAC"), CHRISTENSON ELECTRIC, INC., an Oregon corporation ("Christenson"), and JOHN A. HIRSCHY ("Escrow Agent").

                                    RECITALS

      WHEREAS, MICG, CPS, CEAC, and Christenson are parties to that certain Merger Agreement ("Agreement") entered into contemporaneously with this Indemnification Agreement, which provides, among other things, that CPS, a wholly-owned subsidiary of MICG, merged with Christenson, wholly owned by CEAC.

      WHEREAS, the Agreement provides that an "Indemnification Amount" (as defined below) consisting of Two Million (2,000,000) shares of Microfield Common Stock shall be placed in an escrow against which MICG shall be able to make claim, and be indemnified and/or reimbursed for Damages (as defined in the Agreement), to which MICG is entitled pursuant to the Agreement.

      NOW, THEREFORE, it is agreed by and among the parties hereto as follows:

SECTION 1. ESTABLISHMENT OF ESCROW

      Escrow Agent hereby accepts and acknowledges receipt of Two Million (2,000,000) shares of common stock of Microfield as the "Indemnification Amount" to be held for the benefit of MICG, CPS, CEAC, and Christenson and their respective successors and assigns, as provided herein.

      CEAC has deposited 2,000,000 shares of Microfield common stock into escrow.

SECTION 2. APPLICATION OF ESCROW FUNDS

      2.1 PURPOSE. The Agreement provides, among other things, that CEAC shall indemnify, save, and hold harmless MICG from and against Damages which are described in the Agreement; provided, however, that MICG shall not be entitled to assert a Claim (as hereafter defined) on account of the indemnity contained in Article 6 of the Agreement unless and until the aggregate amount of Damages with respect to aggregate Claims asserted exceeds Five Hundred Thousand Dollars ($500,000). The first Five Hundred Thousand Dollars ($500,000) of Damages shall be borne solely by MICG, and any Claims under this Indemnification Agreement shall only be for Claims for Damages in excess of Five Hundred Thousand Dollars ($500,000) and shall not include the first Five Hundred Thousand Dollars ($500,000) of such Claims. Furthermore, the liability of CEAC and Christenson under the Agreement for any and all Damages incurred by MICG shall be limited by the Indemnification Amount, and further limited to Claims as to which written Claim Notice (as defined in Article 7) thereof shall have been given to CEAC and Escrow Agent on or prior to the date which is 52 weeks from the date of this Indemnification

1 - INDEMNIFICATION ESCROW AGREEMENT

Agreement ("Survival Date"), whether or not the damage has actually been sustained (which Claim Notice shall to the extent possible specify the details of the Claim).

      2.2 CLAIMS BY MICG. If, on or prior to the applicable Survival Date, MICG claims to be entitled to make a Claim to the Indemnification Amount held by Escrow Agent, it shall advise Escrow Agent and CEAC of the Claim in writing (a "Claim Notice"), describing in such Claim Notice the nature of the Claim, its amount (if then determinable), and the provision(s) of the Agreement on which the Claim is based. Unless CEAC sends Escrow Agent a written approval of the Claim, with a copy concurrently to MICG, within 15 days after CEAC and Escrow Agent receive such Claim Notice, CEAC shall be conclusively presumed to have rejected the Claim. If CEAC has approved the Claim in whole or in part, Escrow Agent shall, within 10 days thereafter, deliver to MICG such portion of the Indemnification Amount as necessary to satisfy the approved Claim. However, if the amount of the Claim is not then determinable, Escrow Agent shall set aside in reserve such portion of the Indemnification Amount (in shares of Microfield Common Stock based on Microfield Stock Value determined in accordance with
Section 7.6 of the Agreement) necessary to cover the Claim (the "Reserve Amount"), and any such portion of the Indemnification Amount held as Reserve Amounts shall be held by Escrow Agent until such time as the amount of the Claim is ascertainable, and shall thenceforth deliver to MICG the portion of the Reserve Amount of the Indemnification Amount necessary to satisfy the Claim. In all events, Escrow Agent shall have no liability for any calculation of an Indemnification Amount, a Reserve Amount or release of Microfield Common Stock so long as Escrow Agent acts in good faith.

      2.3 TERMINATION OF ESCROW. On the date that is 52 weeks from the date of this Indemnification Agreement, the Escrow Agent shall deliver to US Bank National Association ("USB") in Portland, Oregon all of the Indemnification Amount remaining in Escrow, less any Reserve Amounts and less the amounts of any Claim Notice(s) for which MICG has not then been paid in full. Escrow Agent shall deliver to USB, for the account of CEAC, or MICG funds remaining in the escrow account after the date that is 52 weeks from the date of this Indemnification Agreement, on account of Claim Notices for which MICG has not been paid in full, or for funds remaining in previously established Reserve Accounts, only under joint written instructions signed by CEAC (or USB) and MICG. Escrow Agent acknowledges that USB will have a security interest in the Indemnification Amount, subject to the rights or claims of MICG pursuant to the Agreement and this Indemnification Agreement. Escrow Agent will act as the agent of USB for the sole and limited purpose of possession of CEAC's interest in the Indemnification Amount and perfection of USB's security interest therein, subject to the rights or claims of MICG and the limitations on liability of Escrow Agent as described herein.

      When all of the Indemnification Amount has been finally distributed in accordance herewith, this Indemnification Agreement shall terminate.

SECTION 3. LIABILITY OF ESCROW AGENT

      3.1 CONFLICTING DEMANDS. Escrow Agent will be obligated to perform only the duties that are expressly set forth herein and need not take notice of any provisions of the Agreement. In case of conflicting demands upon Escrow Agent, it may (i) refuse to comply therewith as long as such disagreement continues and make no delivery or other disposition of any funds then held (and Escrow Agent shall not be or become liable in any way for such failure

2 - INDEMNIFICATION ESCROW AGREEMENT
or refusal to comply with such conflicting demands); and (ii) continue to so refrain and so refuse to act until all differences have been adjusted by agreement and Escrow Agent has been notified thereof in writing signed jointly by CEAC and MICG; or (iii) deposit the portion of the Indemnification Amount in dispute with the Clerk of Oregon Circuit Court and institute an interpleader action.

      3.2 NO OBLIGATION TO TAKE LEGAL ACTION. Escrow Agent shall not be under any obligation to take any legal action in connection with this Indemnification Agreement or for its enforcement, or to appear in, prosecute, or defend any action or legal proceeding which, in its opinion, would or might involve it in any costs, expenses, loss, or liability, unless (and as often as required by it) it is furnished with satisfactory security and indemnity against all such costs, expenses, losses, or liabilities.

      3.3 STATUS OF ESCROW AGENT. In consideration of Escrow Agent's acceptance of this Indemnification Agreement, the parties agree that Escrow Agent's obligations and duties in connection with this Indemnification Agreement are confined to those specifically enumerated in this Indemnification Agreement; that Escrow Agent shall not be in any manner liable or responsible for the sufficiency, correctness, genuineness or validity of any instruments deposited with Escrow Agent, or with reference to the form of execution of the instruments or the identity, authority or rights of any person executing or depositing the instruments; that Escrow Agent is under no obligation to ascertain the terms or conditions of any instruments or to comply in any respect with the terms of the instruments; and that Escrow Agent shall not be liable for any loss that may occur by reason of forgeries or false representations by others, due to the exercise of Escrow Agent's discretion, or for any other reason except Escrow Agent's gross negligence or willful misconduct. The parties acknowledge that Escrow Agent is not acting in his capacity as an attorney.

      3.4 WRITTEN INSTRUCTIONS OF PARTIES. Notwithstanding any contrary provisions contained herein, Escrow Agent shall, at all times, have full right and authority to pay over and disburse the principal of the Indemnification Amount in accordance with any joint written instructions signed by CEAC and MICG.

SECTION 4. NOTICES

      All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and will be deemed to have been duly given when delivered by hand (including delivery by courier service) or two days after deposit in the U.S. Mail by certified or registered mail, return receipt requested, with postage prepaid:

      If to MICG:

            Microfield Group, Inc.
            Attn: A. Mark Walter
            1631 NW Thurman Street, Suite 200
            Portland, OR 97209

3 - INDEMNIFICATION ESCROW AGREEMENT

      With a copy to:

            Dunn Carney Allen Higgins & Tongue LLP
            Attn: Jonathan A. Bennett
            851 SW Sixth Avenue, Suite 1500
            Portland, OR 97204

      If to CEAC and Christenson:

            CEAC, Inc.
            c/o Aequitas Capital Management, Inc.
            Attn: Robert Jesenik
            805 SW Broadway, Suite 560
            Portland, OR 97205

      With a copy to:

            Andrew S. Craig
            Aequitas Capital Management, Inc.
            805 SW Broadway, Suite 560
            Portland, OR 97205

      If to Escrow Agent:

            John A. Hirschy, Esq.
            Black Helterline LLP
            805 SW Broadway, Ste. 1900
            Portland, OR 97205

or to such other address as may be furnished pursuant to the above.

SECTION 5. ESCROW AGENT'S FEE

      For services hereunder, Escrow Agent shall be paid a fee based on Escrow Agent's normal hourly rate for legal services (currently $260), and shall be paid or reimbursed for all expenses, disbursements, and advances, including reasonable attorney fees incurred or paid in connection with carrying out its duties hereunder, all amounts to be payable by MICG and CEAC in equal shares. If the conditions of this Indemnification Agreement are not promptly fulfilled, or if Escrow Agent renders any requested service not provided for in this Indemnification Agreement, or if there is any assignment of interest in the subject matter of this Indemnification Agreement or any modification in the terms of the Agreement relating to this Indemnification Agreement, or if any controversy arises under the Agreement, or if Escrow Agent is made a party to or intervenes in any litigation pertaining to this Indemnification Agreement or its subject matter, Escrow Agent shall be reasonably compensated for the extraordinary services and reimbursed for all costs and expenses caused by such default, delay, controversy or litigation.

4 - INDEMNIFICATION ESCROW AGREEMENT

SECTION 6. TITLES AND SECTION HEADINGS

      Titles of sections and subsections contained in this Indemnification Agreement are inserted for convenience of reference only, and neither form a part of this Indemnification Agreement nor are to be used in its construction or interpretation.

SECTION 7. COUNTERPARTS

      This Indemnification Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

SECTION 8. NON-WAIVER

      No waiver by any party of any breach of any term or condition of this Indemnification Agreement shall operate as a waiver of any other breach of such term or condition or of any term or condition. No failure to enforce such provision shall operate as a waiver of such provision or of any other provision hereof, or constitute or be deemed a waiver or release of any other party for anything arising out of, connected with, or based upon this Indemnification Agreement.

SECTION 9. BINDING EFFECT

      This Indemnification Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors, and assigns. The parties recognize and acknowledge that the powers and authority granted to Escrow Agent herein are each irrevocable and coupled with an interest.

SECTION 10. NONLIMITATION OF LIABILITY

      Nothing contained herein shall in any way limit any party's liability or obligations in relation to the Agreement, and any party shall have all the rights and remedies set forth in the Agreement

SECTION 11. GOVERNING LAW

      This Indemnification Agreement has been made entirely within the state of Oregon. This Indemnification shall be governed by and construed in accordance with the laws of the state of Oregon. If any suit or action is filed by any party to enforce this Indemnification or otherwise with respect to the subject matter hereof, jurisdiction and venue shall be in the Multnomah County, Oregon Circuit Court.

SECTION 12. TIME OF ESSENCE

      Time is of the essence of this Indemnification Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

5 - INDEMNIFICATION ESCROW AGREEMENT

SECTION 13. ENTIRE AGREEMENT; MODIFICATION

      This Indemnification Agreement supersedes all prior indemnification agreements and constitutes the entire agreement with respect to the subject matter hereof. It may not be altered or modified without the written consent of all parties.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Indemnification Agreement to be executed on its behalf by its duly authorized officers, all as of the day and year first above written.

MICROFIELD GROUP, INC.,                  CHRISTENSON ELECTRIC, INC.,
an Oregon corporation                    an Oregon corporation

By:____________________________          By:____________________________________
    A. Mark Walter, President                Robert J. Jesenik, CEO & President

CPS ACQUISITION CO.,                     CEAC, INC.,
an Oregon corporation                    an Oregon corporation

By:____________________________          By:____________________________________
    A. Mark Walter, President                Robert J. Jesenik, CEO & President

_______________________________
       John A. Hirschy

6 - INDEMNIFICATION ESCROW AGREEMENT

                                    EXHIBIT B

                          REGISTRATION RIGHTS AGREEMENT

                                 [See attached]

                    REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

      This Registration Rights Agreement is entered into and effective as of the 20th day of July, 2005, between MICROFIELD GROUP, INC., an Oregon corporation (the "Company"), and CEAC, INC., an Oregon corporation ("Holder").

                                    RECITALS:

      A. The Holder collectively owns the following shares of common stock of the Company (the "Stock"):

        HOLDER                                 SHARES OF STOCK
        ------                                 ---------------
        CEAC, INC.                                2,000,000

For purposes of this Agreement, Stock shall also include all shares of the Company's stock now owned or hereafter acquired by reason of purchase, exercise of warrants, conversion, division or otherwise, by the Holder.

      B. The Company and Holder desire to provide for registration rights and lock-up provisions set forth herein.

                                   AGREEMENT:

      NOW, THEREFORE, the parties agree as follows:

      1. Company Registration.

            1.1 Registrable Securities. For purposes of this Agreement, "Registrable Securities" means the Stock or other securities issued or issuable with respect to the Stock upon any stock split, stock dividend, recapitalization or similar event; provided, however, that shares of Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold or otherwise transferred to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold or otherwise transferred in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale. Registerable Securities sold or otherwise transferred without strict compliance of the terms of this Agreement or otherwise in breach of this Agreement shall not have any benefits under this Agreement unless and until such terms have been strictly complied with or such breach has been cured.

            1.2 Piggyback Registration Rights. If at any time or from time to time after expiration of the period set forth in Section 10.1 and prior to the fifth anniversary of this Agreement, the Company shall decide to register any of its securities, either for its own account or the account of a security holder or holders, other than (x) a registration relating solely to

1--REGISTRATION RIGHTS AGREEMENT
employee benefit plans, or (y) a registration relating solely to a Commission Rule 145 transaction, the Company will:

                  (a) promptly give to the Holder written notice thereof, and

                  (b) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made within fifteen (15) days after receipt of such written notice from the Company by the Holder.

If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

            1.3 Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holder as a part of the written notice given pursuant to Section 1.2(a). In such event, the right of the Holder to registration pursuant to Section 1.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting, to the extent requested, to the extent provided herein. The Holder shall (together with the Company and the other holders distributing their securities through such underwriting (the "Other Participating Holders")) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, on a pro rata basis based on the total number of securities (including, without limitation, Registrable Securities) requested to be registered pursuant to registration rights granted to the Holder and the Other Participating Holders by the Company. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to the Holder or the Other Participating Holders to the nearest one hundred (100) shares. If the Holder or any Other Participating Holder disapproves of the terms of any such underwriting, it, he or she may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to one hundred and eighty (180) days after the effective date of the registration statement relating thereto.

            1.4 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this
Section 1 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration.

2 -- REGISTRATION RIGHTS AGREEMENT

      2. Registration.

            2.1 Right to Demand Registration. Following the second anniversary of the date of this Agreement and prior to the fifth anniversary of the date of this Agreement and subject to the restrictions contained in Section 2.2, if any Holder of Registrable Securities requests that the Company file a registration statement for a public offering of Registrable Securities, the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would exceed $500,000, and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering on such form.

            2.2 Limitation of Registration. A Holder shall only have the rights set forth in Section 2.1 if the Holder previously elected to register all of such Holder's Registrable Securities as provided in Section 1.2(b), less than 50% of Holder's Registrable Securities were registered as required by the managing underwriter, and the Holder has not elected to exercise Holder's registration rights under this Section 2 more than once previously.

            2.3 Notice. The Company will (i) promptly give written notice of the proposed registration to all other holders of common stock and (ii) as soon as practicable use its best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within fifteen (15) days after receipt of such written notice from the Company. The substantive provisions of Section 1 shall be applicable to each registration initiated under this Section 2.

            2.4 Exceptions. Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 2: (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; (ii) during the period starting with the date sixty (60) days prior to the Company's estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, a registration statement (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; (iii) in any calendar year after the Company has effected two (2) such registrations pursuant to this Section 2 in such calendar year and each such registration has been declared or ordered effective and has remained effective for the period specified in Section 4 of this Agreement; and (iv) if the Company shall furnish to such Holder a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors, it would be seriously

3 -- REGISTRATION RIGHTS AGREEMENT
detrimental to the Company or its stockholders for registration statements to be filed in the near future, then the Company's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed one hundred twenty (120) days from the receipt of the request to file such registration by such Holder or Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

      3. Expenses of Registration.

            3.1 Registration Expenses. "Registration Expenses" shall mean all expenses incurred by the Company in complying with Sections 1 and 2 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

            3.2 Company's Obligation to Pay. All Registration Expenses incurred in connection with any registration pursuant to Section 1 and up to one registration in any calendar year after the date hereof under Section 2, and, at the Holder's option (i) the reasonable cost of one special legal counsel to all holders of securities of the Company exercising registration rights in any such registration or (ii) the reasonable cost of one special legal counsel to the Holder in any such registration, shall be borne by the Company; provided, however, that the attorney fees related to such special legal counsel referred to in clause (ii) borne by the Company shall in no event exceed $5,000 in any calendar year. All Registration Expenses incurred in connection with any registration pursuant to Section 2 of this Agreement above and beyond one registration in any calendar year after the date hereof, and the cost of any counsel for the Holder in any such registration, shall be borne by the Holder. If a registration proceeding is begun upon the request of the Holder pursuant to
Section 1.3 (if the first request under Section 2 in any calendar year), but such request is subsequently withdrawn, then the Holder may either: (i) bear all Registration Expenses of such proceeding, in which case the Company shall be deemed not to have effected a registration pursuant to Section 2 of this Agreement, or (ii) require the Company to bear all Registration Expenses of such proceeding, in which case the Company shall be deemed to have effected a registration pursuant to Section 2 of this Agreement. The preceding sentence shall not apply if, at the time of such withdrawal, the Holder has learned of a material adverse change in the condition, business or prospects of the Company from that known to the holder at the time of their request.

            3.3 Selling Expenses. All Selling Expenses relating to securities registered on behalf of the Holder shall be borne by the Holder. For purposes of this Agreement, "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holder and all fees and disbursements of counsel for the Holder (as limited by this Section 3).

      4. Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 4, the Company will:

4 -- REGISTRATION RIGHTS AGREEMENT

            4.1 Registration Statement. Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective until the distribution described in the registration statement has been completed, but in no event longer than one hundred twenty (120) days.

            4.2 Amendments. Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

            4.3 Copies of Documents. Furnish to the Holders participating in such registration and to the underwriters, if any, of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as they may reasonably request in order to facilitate the public offering of such securities.

            4.4 Blue Sky Registration. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

            4.5 Underwriting Agreement. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

            4.6 Notice. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

            4.7 Securities Exchange Listing. Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or other trading market on which similar securities issued by the Company are then listed.

            4.8 Transfer Agent and Registrar. Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

5 -- REGISTRATION RIGHTS AGREEMENT

            4.9 Legal Opinion and Comfort Letter. Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 4, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 4, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters and to the Holders requesting registration of Registrable Securities.

      5. Indemnification.

            5.1 Indemnification of Holder. The Company will indemnify and hold harmless each Holder, each of its officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all actual out-of-pocket expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in any litigation or in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation or any alleged violation by the Company of the Securities Act or the Exchange Act or any state securities law, or of any rule or regulation promulgated under any of the foregoing applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other actual out-of-pocket expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such matter if the settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld; and provided further that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by such Holder, controlling person or underwriter specifically for use therein.

            5.2 Indemnification of the Company. Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration,

6 -- REGISTRATION RIGHTS AGREEMENT
qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all actual out-of-pocket expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein, in light of the circumstances in which they were made, or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal and any other actual out-of-pocket expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder specifically for use therein; provided, however, that the indemnity agreement contained in this Section 5.2 shall not apply to amounts paid in settlement of any matter if the settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that the maximum liability of each selling Holder under this
Section 5.2 shall be equal to the net proceeds to such selling Holder as a result of such registration and offering.

            5.3 Indemnification Notice. Each party entitled to indemnification under this Section 5 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses of such counsel to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (not to be unreasonably withheld), consent to entry of any judgment or enter into any settlement which

7 -- REGISTRATION RIGHTS AGREEMENT
does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

            5.4 Contribution. If the indemnification provided for in this
Section 5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid of payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, however, that, in no event shall any contribution by a Holder under this Section 5.4 exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

            5.5 Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

            5.6 Survival. The obligations of the Company and Holders under this
Section 5 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 5, and otherwise.

      6. Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

      7. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Stock to the public without registration, the Company agrees to use its best efforts to: (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Exchange Act; (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act (at any time after it has become subject to such reporting requirements); and (c) so long as the Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the

8 -- REGISTRATION RIGHTS AGREEMENT

Company and other information in the possession of or reasonably obtainable by the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

      8. Transfer of Registration Rights. The rights to cause the Company to register securities granted to the Holder under Sections 1 and 2 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by the Holder (together with any affiliate); provided, however, that (a) such transfer shall be effected in accordance with applicable securities laws, (b) notice of such assignment is given to the Company, (c) such transferee or assignee (i) is a wholly-owned subsidiary or limited liability company or constituent partner (including limited partners, retired partners, members of a limited liability company, trustee of a trust established for the benefit of the Holder's family, spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) of the Holder, or (ii) acquires from the Holder at least 10% of the Holder's Shares and (d) agrees to be bound by the terms and conditions of this Agreement.

      9. Termination of Rights. The rights of any particular Holder to cause the Company to register securities under Sections 1 and 2 shall terminate with respect to such Holder on the earlier of the fifth anniversary of the date of this Agreement, or at such time as Rule 144 or another similar exemption under the Securities Act of 1933 is available for the sale of all such Holder's securities during a three (3)-month period without registration.

      10. Lock-up Agreement.

            10.1 Lock-up. The Holders each agree that for a period of twelve
(12) months from the date of this Agreement, they will not sell, assign or grant any option for the sale of, whether or not for consideration, directly or indirectly, the Registrable Securities; provided, however, that the shares may be pledged as collateral and that to the extent that any Shares are pledged, those shares shall not have the registration rights provided in Sections 1 and 2 other than the Piggyback Registration Rights provided in Section 1.2. Once these shares are released as collateral, they will become subject to all the rights, obligations and restrictions set forth in this Agreement.

            10.2 Authorized Transfer. The Registrable Securities may be transferred by will, the laws of descent and distribution, the operation of law, or by order of any court of competent jurisdiction and proper venue.

            10.3 Legend. A notice shall be placed on the face of each stock certificate of the Registrable Securities stating that the Registrable Securities are restricted in accordance with the conditions set forth on the reverse side of the certificate and a typed legend shall provide as follows:
"The shares represented by this certificate are subject to certain sale and transfer restrictions until July _____, 2006, by an agreement between the security holder and issuer, which is on file with the issuer and the stock transfer agent from which a copy is available upon request and without charge."

9 -- REGISTRATION RIGHTS AGREEMENT

      11. Miscellaneous.

            11.1 Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and the holders of a majority of the Registrable Securities.

            11.2 Entire Agreement. This Agreement is the entire agreement is the entire agreement and understanding of the parties hereto as to the subject matter contained herein. There are no restrictions, promises, warranties, covenants, or undertakings other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and undertakings, whether written or oral, among the parties with respect to the subject matter hereof.

            11.3 Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of such Registrable Securities.

            11.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

            11.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

            11.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Oregon without reference to the choice of law doctrine. Venue shall be in Multnomah County.

            11.7 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one (1) business day after sent to the recipient by reputable overnight courier service (charges prepaid) or two (2) business days after mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to each Holder and to the Company at the addresses indicated below:

10 -- REGISTRATION RIGHTS AGREEMENT

      If to MICG:

            Microfield Group, Inc.
            Attn: A. Mark Walter
            1631 NW Thurman Street, Suite 200
            Portland, OR 97209

      With a copy to:

            Dunn Carney Allen Higgins & Tongue LLP
            Attn:  Jonathan A. Bennett
            851 SW Sixth Avenue, Suite 1500
            Portland, OR 97204

      If to CEAC:

            CEAC, Inc.
            c/o Aequitas Capital Management, Inc.
            Attn: Robert J. Jesenik
            805 SW Broadway, Suite 560
            Portland, OR  97205

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party given in accordance with this section.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MICROFIELD GROUP, INC.,                    CEAC, INC.,
an Oregon corporation                      an Oregon corporation

By:______________________________          By:__________________________________
    A. Mark Walter, President                 Robert J. Jesenik, CEO & President

11 -- REGISTRATION RIGHTS AGREEMENT

                                LIST OF SCHEDULES

SCHEDULE:        CONTAINS:
   3.2           CPS capitalization
   3.3           Subsidiaries
   3.6           CEI Violations
   3.8           CPS material changes
   3.9           CPS undisclosed liabilities
  3.11           CPS permits
  3.12           CPS litigation
  3.13           CPS material contracts
 3.14(a)         CPS employee benefit plans
 3.14(c)         CPS current and former employees with stock rights, options and restrictions
 3.14(d)         CPS employment agreements
 3.14(e)         CPS employee stock ownership plan
 3.14(f)         CPS employee stock ownership plan for non-U.S. employees
  3.15           CPS tax claims or assessments
  3.16           CPS intellectual property
  3.17           CPS employees and labor matters
  3.19           CPS property and assets
  3.21           CPS environmental matters
  3.22           CPS insurance
  3.23           CPS product liability and recalls
  3.24           CPS customers
  3.25           CPS interested party transactions
   4.7           Microfield litigation
   4.8           Microfield SEC reports
   4.9           Microfield undisclosed liabilities
  4.10           Microfield tax matters

2 - EXHIBIT A

                                  SCHEDULE 3.2
                           CHRISTENSON ELECTRIC, INC.
                                 CAPITALIZATION

AUTHORIZED CAPITAL STOCK: 500 shares no par value common stock

OUTSTANDING STOCK: 100 shares no par value common stock

SHAREHOLDER: CEAC, Inc. (100 shares no par value common stock)

OPTIONS/WARRANTS: None issued and outstanding

AGREEMENTS RELATED TO OUTSTANDING STOCK: Outstanding CPS stock has been pledged to U.S. Bank as additional security for the guaranty by CPS of, and pledge of certain assets of CPS as additional security for, certain CEAC debt.

                                  SCHEDULE 3.3
                           CHRISTENSON ELECTRIC, INC.
                                   SUBSIDIARIES

CCBS, LLC, an Oregon limited liability company

GDC, LLC, an Oregon limited liability company

CHRISTENSON SERVICES, LLC, an Oregon limited liability company

                                  SCHEDULE 3.6
                           CHRISTENSON ELECTRIC, INC.
                                   VIOLATIONS

The transactions contemplated by the Merger Agreement will require the consent of the following parties under the following agreements:

1. Guaranty Agreement between CPS and U.S. Bank dated January 15, 2002 pursuant to which CPS guarantees the obligations of CEAC, Inc. to U.S. Bank under that certain loan agreement dated as of March 21, 2000, as amended from time to time, and associated documents and instruments, including that certain Security Agreement executed by CPS in favor of U.S. Bank, dated January 26, 2001, as amended, securing certain obligations of CEAC and CPS to U.S. Bank.

2. Contract of Sale and Security Agreement dated August 30, 2004 between CPS and CAPCO Financial Company, a division of Greater Bay Bank N.A. pursuant to which, among other things, CPS sells its accounts receivable to CAPCO.

3. Asset Lease Agreement dated December 31, 2002 between Christenson Leasing Company, LLC as lessor and CPS as lessee, as amended, leasing certain equipment and assets described therein.

4. Office Lease, dated May 3, 2002, between Urban Office & Parking Facilities, an Oregon general partnership, as lessor, and CPS, as lessee, demising the premises at the Crown Plaza Building, at 113 SW Market Street, Suite 104, Portland, Oregon 97201.

5. Office Lease, dated October 23, 1979, as amended from time to time, between Columbia Square, LLC, an Oregon limited liability company, successor in interest to Columbia Square, a partnership, as lessor, and CPS as lessee, demising premises located in Columbia Square Office Building at 111 SW Columbia, Portland, Oregon.

6. Guaranty dated June 23, 2000 by CPS of the obligations of Christenson Leasing Company, LLC ("CLC") to Automotive Rentals, Inc. ("ARI") under and pursuant to that certain Lease Agreement of same date between CLC and ARI---notice requirement only(within 15 days after change of ownership).

7. To the Knowledge of CPS, the March 2000 transfer of CPS common stock was exempt under state and federal securities laws as a non-public offering. CPS has no Knowledge of compliance with federal and state securities laws with respect to transfers of CPS stock prior to March 2000.

                                  SCHEDULE 3.8
                           CHRISTENSON ELECTRIC, INC.
                               ABSENCE OF CHANGES

1. CPS regularly makes principal and interest payments to US Bank on behalf of CEAC, Inc. in connection with certain loans to CEAC from US Bank some of which may have been made since the date of issuance of the 2004 CPS Financial Statements. CEAC and CPS are negotiating the restructure of this debt whereby CPS will enter into a new and separate loan agreement with US Bank as to $1,900,000 of the total debt. Upon consummation of the proposed merger, CPS is to be released from its guaranty of the remaining balance of the CEAC debt.

2. CEAC, Inc. has an agreement with Aequitas Capital Management, Inc. ("ACM") regarding certain services rendered by ACM to CEAC, Inc. and sometimes to CPS. From time to time, CPS pays ACM directly for all of these services, and some such payments may have been made since the date of issuance of the 2004 CPS Financial Statements.

3. Tool theft from the Eugene Water & Electric Board worksite for which a claim under CPS' insurance policy is expected to be made.

4. Since June 30, 2005, CPS has made cash distributions to CEAC of approximately $98,679 to permit CEAC (a) to make payments owed to 2 former shareholders, (b) to make interest payments due to US Bank, and (c) to make a deposit to US Bank for anticipated future interest expense in connection with the restructure of CEAC/CPS debt obligations.

                                  SCHEDULE 3.9
                           CHRISTENSON ELECTRIC, INC.
                             UNDISCLOSED LIABILITIES

- Consolidated Freightways Corp. Preference Claim: $5,783.19 (Bankruptcy Preference Claim)

-     Edison Trust (Larry Sevy): approximately $4,200.00 (Benefit Contributions)

-     Electrical Contracting Foundation Payable: $80,000.00 (Charitable
      Contribution)

-     Enron Preference Claim: $39,687.92 (Bankruptcy Preference Claim)

-     Iron Mountain Payable: $14,687.57 (Records Storage)

-     Nextel Payable: $10,502.96

- NECA/IBEW Flex Benefits contribution correction: $10,460.00 (Benefit Contributions)

-     Department of Transportation/Oregon Public Utility Commission (Fuel Tax)

-     See Schedule 3.15 for certain state tax liens.

- See Schedule 3.25 for certain CPS indemnity obligations for surety bonds and letters of credit issued to or on behalf of CPS and for certain guaranty obligations therein described.

- Possible Federal Wage Hour investigation into whether salaried employees were/are properly classified as "exempt" employees.

-     Amounts due to outside attorneys (some portions included in A/P)

      -     Dunn Carney et al: $8,877.31

      -     Scott Hookland: $2,487.02

      -     Davis Wright: $568.00

- Note Payable to Christenson Leasing Company, LLC: $500,000 (consideration for reduction of equipment lease monthly payments)

- Note Payable to Aequitas Capital Management, Inc.: $90,847 (past due equipment lease payments previously included in accounts payable)

- Note Payable to Aequitas Capital Management, Inc.: $214,413 (past due indemnity fee payments and management/success fees; indemnity fees previously included in accounts payable)

                                  SCHEDULE 3.11
                           CHRISTENSON ELECTRIC, INC.
                                     PERMITS

Oregon Electrical Contractor License
Oregon Construction Contractors Board License
City of Portland Business License
California Contractors Board License
Washington Electrical Contractors License
Montana State Electrical Board Licenses
Wyoming Department of Fire Prevention & Electrical Safety (Expired 7/01/04)

                                  SCHEDULE 3.12
                           CHRISTENSON ELECTRIC, INC.
                                   LITIGATION

- Underwood v. Christenson Group LLC et al (Multnomah County Circuit Court No. 0403-02370). Suit claiming securities laws violations arising out of 2003 merger of Christenson Technology Services, Inc. with Microfield Group, Inc. Settlement agreement signed in May 2005 calling for payments to plaintiff by August 2005.

- Consolidated Freightways v. Christenson Corporation (US Bankruptcy Court -- California No. RS 02-24284-MG). Bankruptcy preference claim/judgment entered against CE for $5,708.48 in July 2004.

- Enron Corp v. Christenson Electric, Inc. (US Bankruptcy Court -- New York No. 01-16034). Bankruptcy preference/judgment entered against CE for $37,441.43 plus interest in August 2004.

- McAulay v. Christenson Electric Company (Clark County WA Superior Court No. 03-02-037277). Claim for injuries due to auto accident; defense provided by CE insurer. Trial set over to fall 2005.

- Yoon v. Christenson Electric, Inc. et al (Multnomah County Circuit Court No. 0407-07486). Claim for injuries due to auto accident; defense provided by CE insurer. Trial set for July 2005.

- McMurdo v. Burlington Northern Santa Fe Railway Company et al (Flathead County MT District Court No. DV-01-366C). Claim for injuries due to work-related asbestos exposure; no evidence that CE was plaintiff's employer and plaintiff has not required CE to enter appearance.

- Claim threatened by FPL Energy Vansycle, LLC for repair and replacement damages, including consequential damages, arising out of power cable installed by CE in 2001 at Stateline (Washington) Wind Project developed by FPL. FPL claims that cable was defective; cable manufacturer claims that faulty engineering design by FPL is responsible for cable failures. CE has asserted a product defect claim against the manufacturer. FPL has alleged damages of approximately $6m, but has informally suggested that settlement proposal of $3m would be considered. No lawsuit filed to date. See Section 14.3, below.

- Iron Mountain Information Management, Inc. has made a claim in the amount of $14,687.57 for charges due in connection with record storage at its facility.

- Zurich Insurance has made a claim in the amount of $5,755.39 to collect a deductible amount claimed to be owing from CE.

- Honeywell International, Inc. v. Christenson Electric, Inc. (Multnomah County Circuit Court No. 0507-07289). Claim for account stated in the amount of $15,216.13 plus interest.

- Local 191 I.B.E.W. Health & Welfare Trust Fund et al v. Christenson Electric, Inc. (US District Court-Oregon No. 051045MC). Complaint for breach of collective bargaining agreement. Local 191 is attempting to audit CE payroll records in order to verify payments made by CE to pension trust funds since April 2001. CE is attempting to locate requested payroll records.

See also Schedule 3.15 regarding certain state tax liens.

                                  SCHEDULE 3.13
                           CHRISTENSON ELECTRIC, INC.
                               MATERIAL CONTRACTS

1. Guaranty Agreement between CPS and U.S. Bank dated January 15, 2002 pursuant to which CPS guarantees the obligations of CEAC, Inc. to U.S. Bank under that certain loan agreement dated as of March 21, 2000, as amended from time to time, and associated documents and instruments, including that certain Security Agreement executed by CPS in favor of U.S. Bank, dated January 26, 2001, as amended, securing certain obligations of CEAC and CPS to U.S. Bank.

2. Contract of Sale and Security Agreement dated August 30, 2004 between CPS and CAPCO Financial Company, a division of Greater Bay Bank N.A. pursuant to which, among other things, CPS sells its accounts receivable to CAPCO.

3. Forbearance Agreement dated October 25, 2004 among Umpqua Bank, successor to Centennial Bank, GDC, LLC and CPS concerning a loan to GDC, LLC guaranteed by CPS claimed by Umpqua Bank to have been in default.

4. Lease Agreement, dated December 1, 2004, between Bridegtown Development Company, LLC as lessor and CPS as lessee demising certain improved real property located at 1631 NW Thurman Street in Portland, Oregon, and including that certain sublease dated June 27, 2002 between CPS as sublessor and The Thurman Cafe, LLC as subtenant demising a portion of the property master leased from Bridgetown Development Company, LLC.

5. Office Lease, dated May 3, 2002, between Urban Office & Parking Facilities, an Oregon general partnership, as lessor, and CPS, as lessee, demising the premises at the Crown Plaza Building, at 113 SW Market Street, Suite 104, Portland, Oregon 97201.

6. Office Lease, dated October 23, 1979, as amended from time to time, between Columbia Square, LLC, an Oregon limited liability company, successor in interest to Columbia Square, a partnership, as lessor, and CPS as lessee, demising premises located in Columbia Square Office Building at 111 SW Columbia, Portland, Oregon, and including that certain Sublease dated March 25, 2003, between CPS as sublessor and Vestas-American Wind Technology, Inc. as sublessee, as amended demising all of the property master leased by CPS from Columbia Square, LLC.

7. Lease dated October 1, 2000 between Nathan Philips and Robin Philips as lessor and CPS as lessee demising certain property at 1298 Bethel Drive, Eugene, Oregon, as amended, including that certain Sublease dated January 4, 2003 between CPS as sublessor and MLP Corporation dba Hamilton Appliance Repair.

Page 1 of 2 - SCHEDULE 3.13

8. Settlement Agreement dated June 6, 2005 between S/I North Creek I, LLC and CPS concerning certain improved real property at 11824 North Creek Parkway N. in Bothell, Washington previously demised by CPS.

9. Memorandum between PC Construction Company and CPS concerning use of certain real property at the Montgomery Park building in Portland, Oregon.

10. Numerous other indemnity agreements, guarantees, asset, equipment and vehicle lease agreements, a management services agreement and an administrative services agreement are described in Schedule 3.25 and are incorporated into this Schedule.

11. Numerous contracts and/or collective bargaining agreements with unions, copies of which have been previously provided to Microfield under Section 12.8 of Microfield's Due Diligence Document Request List and are incorporated into this Schedule.

12. Numerous customer contracts and agreements have been previously provided to Microfield in two separate binders of documents under Section 15.4 of Microfield's Due Diligence Document Request List and are incorporated into this Schedule.

Page 2 of 2 - SCHEDULE 3.13

                                SCHEDULE 3.14(a)
                           CHRISTENSON ELECTRIC, INC.
                             EMPLOYEE BENEFIT PLANS

1. Principal Financial Group 401(k) Plan, to which CPS does not provide any company contribution at this time.

2. Harrison Electrical Workers Trust Fund Employee Benefits.

3.Edison Pension, in which only Larry Sevy participates (in the "alumni plan") and for whom CPS contributions of $350 per month have not been funded for approximately one year.

                                SCHEDULE 3.14(c)
                           CHRISTENSON ELECTRIC, INC.
                            STOCK RIGHTS AND OPTIONS

No options to acquire CPS stock have been granted.

No issued CPS stock is restricted by agreement or by application of an equity participation plan.

No other rights, directly or indirectly, to receive CPS stock exist other than through foreclosure of security interests granted in outstanding CPS stock. See
Schedule 3.13 above.

                                SCHEDULE 3.14(d)
                           CHRISTENSON ELECTRIC, INC.
                             EMPLOYMENT AGREEMENTS

1. OFFICER EMPLOYMENT AGREEMENTS: Amended and Restated Employment Agreement dated March 22,2000 between CPS and Brian Christopher, as amended effective October 1, 2003 by that certain Modification or Employment Agreement, as further amended by that certain Note Payment and Membership Interest Sale Agreement, dated as of August 1,2004 (the "Christopher Agreement").

2. CONSULTANT AGREEMENTS: Agreement among Aequitas Capital Management, Inc., CEAC, Inc. and CPS dated November 1, 2004 for certain management services.

Administrative Services Agreement dated September 15, 2003, between CPS and CVI, Inc. for certain administrative services.

See Schedule 3.25, the items of which are incorporated into this Schedule.

3. MATERIAL INDEPENDENT CONTRACTORS/LEASED EMPLOYEES: To the Knowledge of CPS, there are none.

4. OFFICERS WITH NON-COMPETITION AGREEMENTS: Brian Christopher

5. SEVERANCE AGREEMENTS, PROGRAMS AND POLICIES WITH OUTSTANDING COMMITMENTS EXCEEDING $25,000: Senior Compensation Plan dated May 29, 2002 providing for payment of 5% of EBIT to Larry L. Sevy.

Payments to bargaining and non-bargaining unit employees pursuant to September 27, 2001 memorandum from Dennis Wade. (Edison Trust Alumni Plan)

6. AGREEMENTS WITH CHANGE OF CONTROL PROVISIONS: None.

                                SCHEDULE 3.14(e)
                           CHRISTENSON ELECTRIC, INC.
                          EMPLOYEE STOCK OWNERSHIP PLAN

EMPLOYEE STOCK OWNERSHIP PLAN: None

INCREASE IN BENEFITS TO EMPLOYEE FROM MERGER: None.

                                SCHEDULE 3.14(f)
                           CHRISTENSON ELECTRIC, INC.
                      NON-US EMPLOYEE STOCK OWNERSHIP PLAN

NONE.

                                  SCHEDULE 3.15
                           CHRISTENSON ELECTRIC, INC.
                            TAX CLAIMS OR ASSESSMENTS

1. CPS and its parent, CEAC, Inc., have not filed federal, state or local tax returns for their 2003 and 2004 fiscal years pending completion of the audit of their financial statements from an independent accounting firm.

2. A schedule of federal and state tax claims, including claims for withholding, and the status of liens imposed, threatened to be imposed or imposed and subsequently released, is as follows:

PARTY                      ORIGINAL/CURRENT AMOUNT    LIEN IMPOSED      LIEN RELEASED
------------------------   ------------------------   --------------    --------------
Federal Tax Lien           $157,981.68 / $0 at        8/11/2004         9/28/2004
                           6/30/2005

State of Washington        $357,100.43 / $72,328.58   5/28/2004         Still in place
Department of Revenue      at 6/30/2005

State of Wyoming           $91,348.40 / $96,813.52    11/8/2004         Still in place
Department of Employment   at 5/31/2005, no change
Tax Division               to principal balance at
                           6/30/2005, interest
                           continues to accrue

Oregon Department of       $24,570.45 / $28,965.07    Not determined
State Lands                at 11/1/2004, no change
                           to principal balance at
                           6/30/2005, interest
                           continues to accrue

State of California        $7,362.38/ called          6/22/2005         Still in place
Department of Employment   telling us they are
Tax                        imposing a lien on
                           6/22/205 and CEI is
                           preparing information
                           they have requested

State of Washington        $87,257.44 at January      Not determined
Employment Security        12, 2005 / $8,605.85 at
Department                 6/30/2005, interest
                           continues to accrue
                           after 7/31/2005

Colorado Department of     $13,751.02 at 5/4/2005 /   Not determined
Revenue                    $9,167.36 at 6/30/2005

Colorado Department of     $5,940.59 at 6/29/2005 /   5/18/2004         Still in place
Labor and Employment       $4,940.59 at 6/30/2005

Washington Industrial      $52,592.60 at 4/30/2004    Not determined    Resolved
Insurance State Fund       / $0 at 6/30/2005                            completely

Oregon Department of       $52,850.81 at May 17,      Not determined    Resolved
Revenue                    2004 / $0 at 6/30/2005                       completely

3. To the Knowledge of CPS, CPS is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

4. To the Knowledge of CPS, CPS has not entered into a sale/leaseback or leveraged lease transaction that fails to satisfy the requirements of Rev. Proc. 75-21 or similar provision of foreign law.

5. CPS has filed a consolidate tax return with its parent, CEAC, Inc., and in connection therewith may have liability for certain taxes of CEAC, Inc.

                                  SCHEDULE 3.16
                           CHRISTENSON ELECTRIC, INC.
                              INTELLECTUAL PROPERTY

"Christenson Power Services, Inc." and "Christenson Corporation" are assumed business names of CPS registered with the State of Oregon.

Christenson Electric, Inc., Christenson Power Services and Christenson Corporation may constitute common law trademarks in the area of actual use by CPS.

                                  SCHEDULE 3.17
                           CHRISTENSON ELECTRIC, INC.
                           EMPLOYEE AND LABOR MATTERS

1. LIST OF EMPLOYEES: Section 12.2.1 and Section 12.2.3 of CPS' response to Microfield's Due Diligence Document Request contain a listing of all current employees of CPS and is incorporated into this Schedule.

2. LABOR UNION CONTRACTS. Section 12.8 (which references Binder C) of CPS' response to Microfield's Due Diligence Document Request contains the existing union contracts in which CPS is a party and each is incorporated into this Schedule.

                                  SCHEDULE 3.19
                           CHRISTENSON ELECTRIC, INC.
                               PROPERTY AND ASSETS

See Schedule 3.6, Schedule 3.9, Schedule 3.12, Schedule 3.15 and Schedule 3.25 for a description of liens or possible/inchoate liens that may affect CPS's use or future use of its property or assets, including leased assets.

                                  SCHEDULE 3.21
                           CHRISTENSON ELECTRIC, INC.
                              ENVIRONMENTAL MATTERS

To the Knowledge of CPS, no exceptions.

                                  SCHEDULE 3.22
                           CHRISTENSON ELECTRIC, INC.
                                    INSURANCE

Allstate Insurance Proposal
Willis Insurance Summary
Marsh email and insurance summary
AIG Workers Compensation Binder
2003-2004 Employee Insurance Summary
Larry Sevy key man insurance -- Minnesota Life
Directors, Officers and Private Company Liability Insurance Policy binder

Information with respect to the above insurance has been provided to Microfield in Section 17 of CPS' response to Microfield's Due Diligence Document Request

                                  SCHEDULE 3.23
                           CHRISTENSON ELECTRIC, INC.
                          PRODUCT LIABILITY AND RECALLS

See Schedule 3.12 for claims involving personal injuries and claims based upon warranty obligations of CPS, which Schedule is incorporated into this Schedule.

To the Knowledge of CPS, no other claims are pending or threatened.

                                  SCHEDULE 3.24
                           CHRISTENSON ELECTRIC, INC.
                                    CUSTOMERS

A schedule identifying CPS's top 10 customers and the revenue from each customer for CPS' 2004 fiscal year ending October 31, 2004 was provided by CPS to Microfield in Section 14.4 of CPS' response to Microfield's Due Diligence Document Request.

Updated information is not now available pending completion of the 2003 and 2004 audits of CPS.

                                  SCHEDULE 3.25
                           CHRISTENSON ELECTRIC, INC.
                          INTERESTED PARTY TRANSACTIONS

CPS has a number of promissory notes, lines of credit, guarantees and lease obligations owing to and from related parties. The following table lists the notes and obligations outstanding at October 31, 2004 and 2003 by related party.

                                                             Amount of        Amount of
                                                           Obligation at    Obligation at
                                                Maturity     October 31,      October 31,
 Related Party          Type of Obligation        Date          2004            2003
--------------------   ---------------------    --------   -------------    -------------
Christenson Leasing    CEI Equipment Lease
Company, LLC (CLC)     Payable                  12/31/07   $   2,738,750    $   3,149,880

CLC                    CEI Tenant
                       Improvements Lease
                       Payable                  12/31/07         227,902          265,348

Christenson Velagio,   CEI Bond Guarantee
Inc. (CVI)             Fees Receivable              Open               -                -

CLC                    Optec Equipment Lease
                       Payable                   5/17/05          11,753           11,753

Jesenik Enterprises,   CEI Bond Indemnity
Inc. (JEI)             Fees Payable                 Open          82,912                -

JEI                    Optec Equipment Lease
                       Payable                   5/17/05          11,753           11,753

JW Assurance and       Optec Equipment Lease
Holding Limited        Payable                   5/17/05          16,790           16,790

Aequitas Capital       Optec Equipment Lease
Management, Inc.       Payable                   5/17/05          50,371           50,371

Terms and conditions of each of the notes and agreements are listed below.

Bond Guarantee and Indemnity Fees

CEI has an agreement with CVI, formerly known as Christenson Technology Services, Inc.), under which CVI pays CEI a varying amount per month for CEI's guarantee of certain bond liabilities. The guarantee fee is computed as 15% (annualized) of the open liability and warranty liability under bonds issued for CVI and indemnified by certain former shareholders of CEAC. The amount of the monthly payments has fluctuated as it is subject to the open bond and warranty liability, which also fluctuates.

On June 5, 2002, three stockholders of CEAC entered into an Indemnity Agreement with Kemper Companies with respect to surety bond obligations of CEAC, CEI and Affiliates. CEI has paid or accrued fees to the stockholders for personal indemnities at 15% per annum based on the total bonding in place under the bonding facilities. Subsequently,

Page 1 of 7 - INTERESTED PARTY TRANSACTIONS one indemnitor was released from future obligations under the Indemnity Agreement. Total indemnity fees paid to these indemnitors were $87,986.24 and $446,140.20 for the years ended October 31, 2004 and 2003, respectively. Jesenik Enterprises was owed indemnity fees of $64,413 as of June 30, 2005. Jesenik Enterprises assigned to Aequitas Capital Management, Inc. its right to receive the fees and CEI has agreed to a payment schedule evidenced by a promissory note. In the event an obligation arises out of the indemnity agreement requiring payment with cash or collateral, the indemnitors are to be indemnified by CEI to the full extent of the payment. Total potential obligations, not recorded on the accompanying combined financial statements, from the personal indemnity agreement amounted to $205,000 and $1,791,830 at October 31, 2004 and 2003, respectfully. CEI has not been required to make any indemnity payments under the Indemnity Agreement and only fees have been paid or accrued to the indemnitors.

Effective as of March 10, 2005, CEI, Robert Jesenik, JMW Group, LLC (JMW), Christenson Group, LLC, CEAC, Inc., Brian Oliver, Tom Sidley and Larry Sevy ("Sevy") entered into an Indemnity Agreement with ACSTAR Insurance Company with respect to surety bonds and insurance policies issued or to be issued on behalf of any of the indemnitors. Pursuant to an Indemnification and Contribution Agreement, dated effective June 1, 2005, CEI will reimburse any indemnitor for any amounts paid under the Indemnity Agreement, and JMW and Sevy will have ultimate liability as among the indemnitors for any amounts not reimbursed by CEI. CEI will pay JMW and Sevy a monthly fee equal to 1.25% of the open and unperformed liability under a bond and 1.25% of the open liability of the issuer of a letter of credit.

Lease Agreements

On May 17, 2001, CEI leased certain assets from Seth Buechley, Irvine Associates, Oregon, Inc., Jesenik Enterprises, JW Assurance and Holding Limited, and JMW Capital Partners, Inc. (now known as Aequitas Capital Management, Inc.), being tenants in common for the assets leased. Payments were suspended in October of 2002. CLC is the successor in interest to Irvine Associates. At both October 31, 2003 and 2004 the remaining amounts payable from CEI to the lessors totaled $145,652.46. Since that time, the lessors other than Buechley have assigned to Aequitas their rights to receive the delinquent lease payments and CEI has agreed to a payment schedule evidenced by a promissory note.

On December 30, 2002, CEI sold for $300,000 and leased back certain leasehold improvements to/from Christenson Leasing Company, LLC (CLC). The lease is recorded as a direct financing capital lease with payment terms of $7,500 per month, beginning January 1, 2003, through December 31, 2007.

On December 31, 2002, CEI sold to CLC certain machinery and tools, automotive equipment, and office furniture and equipment in exchange for $3,404,738 cash and a promissory note for $500,000. CEI also leased back these assets from CLC pursuant to an Asset Lease Agreement dated December 31, 2002. The lease is recorded as an operating lease with payment terms of $97,255 per month, beginning January 2, 2003, and ending December 31, 2007. At the end of this lease, CEI has a purchase option at fair market value.

Page 2 of 7 - INTERESTED PARTY TRANSACTIONS

On September 1, 2003, CVI entered into an agreement with CEI for use of certain equipment leased by CEI from CLC, becoming a sublessee of the equipment from CEI. The equipment consists of various construction vehicles, trailers, miscellaneous construction equipment, office furniture, computer hardware and software. Under the terms of the lease, CVI pays CEI $40,000 monthly beginning on September 1, 2003, with the final payment due on December 1, 2007. Arrangement was made for CVI to make payments directly to CLC. The lease is accounted for as an operating lease and contains a 10% purchase option at the end of the lease term, December 31, 2007. In December 2003, this agreement was amended to defer a portion of the monthly payment amount for the following thirteen months. This deferral, amounting to $130,000, was subsequently converted to 309,524 shares of Microfield Series 3 preferred stock on April 2, 2004.

Effective December 1, 2003, CEI payments due to CLC were reduced to $87,255 per month through expiration at December 1, 2005. Effective December 1, 2003, CEI agreed to deliver 309,524 common Microfield Group, Inc. shares or equivalent to CLC on or before April 10, 2004 as consideration for the rent payment reduction. At October 31, 2004, CEI and CLC agreed to restructure the payment schedule, allowing payments of $50,000 per month from October 31, 2004 through November 30, 2004; and a payment of $60,000 per month at December 31, 2004; and payments of $65,000 per month from January 31, 2005 through April 30, 2005; and payments of $100,000 per month from May 31, 2005 through November 30, 2005; and, monthly payment amounts escalating by $15,000 and $10,500 per month each year in the successive two following years until lease expiration.

Effective June 30, 2005, CLC and CEI further modified the Asset Lease Agreement by agreeing to reduce the monthly lease payments to $60,000 effective for payments due beginning October 31, 2005. In consideration for the payment reduction, CEI agreed to deliver to CLC a promissory note in the amount of $500,000 providing for accrued interest payments until October 1, 2005 with monthly payments of principal and interest thereafter until the maturity date of September 1, 2007.

Management Services Agreement

On September 11, 2003 CEI entered into a management services agreement with CVI for the extension of certain management consulting services by CEI and their employees to CVI. The agreement, by its terms, expired on December 31, 2003. Under the terms of the agreement, certain employees provided management consulting services to CVI upon reasonable request. The services to be provided by CEI's employees include financial, legal, industry and labor affairs and management reporting services. The monthly fee for general management, financial and industry and labor affairs were determined to be $14,000 per month, payable in advance. The fees for legal and management reporting system services requested in addition to those provided normally were set at $150 per hour and $65 per hour, respectively. These fees were discontinued in January 2004.

On November 1, 2004 CEAC and CEI entered into an agreement whereby Aequitas Capital Management, Inc. agreed to provide certain management services to CEAC and CEI. The fees for services performed are as outlined in the agreement.

Page 3 of 7 - INTERESTED PARTY TRANSACTIONS

Administrative Services Agreement

On September 15, 2003, CEI entered into an administrative services agreement with CVI for the extension of certain administrative and related services to CEI. Under the terms of the agreement, certain employees of CVI provided administrative and related services to CEI upon request. The agreement is subject to a 60-day notice period before termination by either party. The monthly payment for these services was determined at the effective date of the agreement to be approximately $35,000, with a provision to be adjusted as needed based on the level of usage of these services by CEI. During the first quarter of 2004, the payment by CEI for these services was renegotiated to $15,000 per month as the cost of services to CEI had been reduced. CVI did not charge CEI for these services from August 2004 to December 2004, but resumed a charge of approximately $12,500 per month in January 2005.

GDC Acquisition and Loan Guaranty

At December 31, 2001, CEI assigned all its rights, title, and interest in certain service agreements to GDC, LLC (GDC). Under the assignment, CEI agreed to continue to perform all obligations of the service agreements from and after December 31, 2001. As payment for the assignment, GDC paid $500,000 to CEI. On January 1, 2004, the members of GDC assigned their membership interests to CEI for $10. GDC was founded on or about November 30, 2001, and was primarily engaged as a financing affiliate holding a data center and lighting contracts and dedicated financing for those two assets. As of January 1, 2004, CEI owns 100% of GDC. Total assets of $7,746 and liabilities of $348,216 have been guaranteed by CEI. Separate GDC books continue to be maintained for bank covenant reasons. The company recorded $340,470 in goodwill as part of this acquisition. At October 31, 2004 management determined that the goodwill was fully impaired as a result of the discontinuation and wind down of the GDC business and recorded an impairment charge of $340,470. Now CEI no longer carries goodwill from this acquisition on the books of the Company. The full amortization expense associated with this goodwill was $340,470 for the year ended October 31, 2004.

Notes Payable to Related Parties

Effective January 28, 2005, CEI obtained a short-term loan in the amount of $250,000 in the form of a promissory note payable to William C. McCormick with interest at 15% per annum. Interest payments are made monthly and principal and unpaid interest is due on or before July 28, 2005. The promissory note is guaranteed, jointly and severally, by JMW Group, LLC and Larry L. Sevy.

Letters of Credit, Related Parties

Effective February 4, 2005, CEI entered into an agreement with William C. McCormick, whereby Mr. McCormick provided a Letter of Credit on behalf of CEI to PacifiCorp related to certain PacifiCorp surety requirements in order for CEI to be an acceptable PacifiCorp vendor and for CEI to be able to participate and win PacifiCorp bids. In consideration of McCormick providing the Letter of Credit, CPS agreed to pay McCormick a fee of $15,000. The sum of $5,000 was paid upon execution of the

Page 4 of 7 - INTERESTED PARTY TRANSACTIONS agreement, and the balance of $10,000 is to be paid in 12 monthly payments of $833.33 beginning on March 4, 2005 and continuing on the same day of each month thereafter until paid. In addition, CEI agreed to pay or reimburse McCormick for all out-of-pocket expenses incurred by McCormick in connection with the issuance of the Letter of Credit.

Effective March 8, 2005, CEI entered into an agreement with William C. McCormick whereby Mr. McCormick provided a Letter of Credit (LOC) to Clark County PUC (CCPUC) related to certain CCPUC surety requirements in order for CEI to perform certain work for CCPUC. The fees associated with this LOC are 15% per annum interest, with a $2,500 minimum, which CEI paid up front. In addition, CEI is required to pay 1% of the gross profit of this job to Mr. McCormick.

Effective June 10, 2005, CEI entered into an Indemnity Agreement with Terrell Group Management, LLC where Terrell Group Management, LLC agreed to provide a Letter of Credit (LOC) to PPM Energy, Inc. related to certain PPM surety requirements in connection with construction services provided by CEI on the Elk River wind project. The fees associated with this LOC are $30,000 at issuance and $10,000 in advance each month that the LOC is outstanding and available for draw. Draws on the LOC will require an additional monthly fee of 2% of the amount drawn. CEI, JMW Group, LLC, Robert J. Jesenik, Brian A. Oliver, Thomas A. Sidley and Larry L. Sevy have agreed, jointly and severally, to indemnify the Terrell Group from any loss attributable to this letter of credit. CEI has agreed to reimburse any other indemnitor for losses suffered by such indemnitor under this Agreement.

Effective June 30, 2005, CEI has agreed with William C. McCormick whereby Mr. McCormick will provide a letter of credit (LOC) in the amount of $193,067.89 to partially collateralize a performance bond in the amount of $643,000 to be issued by ACSTAR in favor of Benton REA in connection with construction of certain transmission lines. The fees to be paid to Mr. McCormick associated with this LOC are 15% of the LOC per annum, 1% of gross profit on this job and reimbursement of all out of pocket costs incurred in connection with issuance of the LOC. JMW Group, LLC and Larry L. Sevy have agreed to indemnify ACSTAR for repayment of the bond and Mr. McCormick for any loss incurred in connection with the LOC and are to be paid, in the aggregate, a monthly fee of 1.25% of the bond obligation guaranteed.

PacifiCorp Indemnity Agreement

Effective February 4, 2005, CEI entered into an indemnity agreement with JMW Group, LLC, Larry L. Sevy and William C. McCormick, whereby CEI, JMW Group, LLC, and Larry L. Sevy agreed to indemnify McCormick against any loss or expense in the event PacifiCorp presents the PacifiCorp Letter of Credit to the issuing bank for payment.

Account Balances

Following is a summary of significant transactions and related account balances related to accounts payable and accounts receivable in the years ending and with the related parties as captioned:

Page 5 of 7 - INTERESTED PARTY TRANSACTIONS

                                              OCTOBER 31      OCTOBER 31
                                                 2004             2003
                                              ----------      -----------
CEAC Manufacturing & Distribution:
                   Accounts Receivable:       $        -      $    13,846
                   Accounts Payable:             131,474          (47,878)

Christenson Electric Services:
                   Accounts Receivable:          (63,684)       1,337,692
                   Accounts Payable:                   -                -

Christenson Leasing:
                   Accounts Receivable:                -       (1,172,385)
                   Accounts Payable:             696,179        2,401,485

Christenson Technology Services:
                   Accounts Receivable:                -        1,858,009
                   Accounts Payable:                   -                -

Christenson Velagio:
                   Accounts Receivable:        2,460,811        1,185,830
                   Accounts Payable:           2,869,537        2,844,552

Executive Air Services, Inc.:
                   Accounts Receivable:                -            7,431
                   Accounts Payable:                   -            1,157

Executive King Air, LLC:
                   Accounts Receivable:              344          246,826
                   Accounts Payable:                   -           26,551

Filter Technologies, Inc.:
                   Accounts Receivable:            8,740          141,652
                   Accounts Payable:                   -            2,811

Irvine & Associates:
                   Accounts Receivable:                -                -
                   Accounts Payable:               6,109           78,672

Page 6 of 7 - INTERESTED PARTY TRANSACTIONS

Jesenik Enterprises:
                   Accounts Receivable:                -                -
                   Accounts Payable:             188,666          160,001

JMW Capital Partners, Inc:
                   Accounts Receivable:          171,396          149,952
                   Accounts Payable:               1,549          326,834

JMW Capital Properties, Inc:
                   Accounts Receivable:                -           (9,430)
                   Accounts Payable:               7,162           33,391

JMW Executive Financial Group, Inc:
                   Accounts Receivable:                -                -
                   Accounts Payable:               1,500            3,000

Sandy Associates:
                   Accounts Receivable:                -            2,924
                   Accounts Payable:                   -                -

Page 7 of 7 - INTERESTED PARTY TRANSACTIONS

                                  SCHEDULE 4.7
                             MICROFIELD GROUP, INC.
                                   LITIGATION

      (1) Possible Federal Wage Hour investigation into whether salaried employees were/are properly classified as "exempt" employees.

      (2) In March 2004, Kurt Underwood (former President/CEO of Microfield Group, Inc.) filed a lawsuit in Multnomah County Circuit Court, Portland, Oregon under case number 0403-02370 against Robert J. Jesenik, JMW Capital Partners, Inc., Destination Capital, LLC, Microfield Group, Inc., Christenson Electric, Inc., Steven M. Wright, Andrew S. Craig, Thomas A. Sidley, R. Patrick Hanlin, Michael Stansell, Brian A. Oliver, Brian N. Christopher, Kevin D. Robertson, Christenson Group, LLC, and Christenson Velagio, Inc. The lawsuit alleged that the Defendants violated Oregon securities law and Oregon common law in connection with the following transactions (which closed simultaneously in September 2003): (1) the merger of CTS Acquisition Co. (a wholly owned subsidiary of the Company) with and into Christenson Technology Services, Inc.; and (2) the merger of VSI Acquisition Co. (a wholly owned subsidiary of the Company) with and into Velagio, Inc. In addition, the lawsuit alleged that Mr. Underwood was terminated as an employee, entitling him to severance pay. The lawsuit sought damages of approximately $1.4 million.

            On May 11, 2005, Microfield and Mr. Underwood entered into a Settlement Agreement under which both parties agreed to drop their respective lawsuits upon fulfillment of the conditions contained therein. The Settlement Agreement provides that Microfield and certain defendants will jointly and severally purchase Mr. Underwood's Microfield stock for the aggregate purchase price of $362,500. Additionally, the Settlement Agreement terminates Mr. Underwood's Microfield Warrant. Payment under the Settlement Agreement must occur no later than August 1, 2005 at 1:00 p.m. Pacific standard time.

SCHEDULE 4.7

                                  SCHEDULE 4.8
                             MICROFIELD GROUP, INC.
                                   SEC REPORTS

      The Form 8-K/A filed in connection with the merger of CTS Acquisition Co. ("CTS") and Velagio, Inc. was filed incomplete due to issues discovered by Microfield's independent accountants during its audit of CTS. Specifically, in the course of trying to complete the audit of GAAP-compliant financial statements related to the Form 8-K/A filing, the accountants and management team noted certain material internal control weaknesses within the operations of CTS in the areas of: revenue recognition, cash disbursements, inventory accounting, and document control. Microfield's management concluded that fully compliant GAAP financial statements of CTS for FY 2002 and FY 2001 could not be prepared. Accordingly, Microfield's independent accountants concluded that they could not render an opinion on the historical FY 2002 and FY 2001 financial statements of CTS.

SCHEDULE 4.8

                                  SCHEDULE 4.9
                             MICROFIELD GROUP, INC.
                             UNDISCLOSED LIABILITIES

      Possible Federal Wage Hour investigation into whether salaried employees were/are properly classified as "exempt" employees.

SCHEDULE 4.9

                                  SCHEDULE 4.10
                             MICROFIELD GROUP, INC.
                              TAXES AND TAX RETURNS

      Microfield's and Christenson Velagio's ("CV's") consolidated 2003 and 2004 federal and state income tax returns have not been filed and, prior to acquisition in September 2003, Christenson Technologies' 2002 and 2003 federal and state tax returns had not been filed.

SCHEDULE 4.10